Exhibit 10.2

Membership Interests Purchase Agreement

by

Addus HealthCare, Inc. (“Buyer”),

American Health Companies, LLC (“Seller Parent”),

HHH Newco Holdings, LLC (“Seller”),

and

each Acquired Company

(as defined herein)

Dated

June 28, 2023

tABLE OF CONTENTS

1. Definitions and Usage 1

1.1 Definitions 1

1.2 Usage. 14

2. Sale and Transfer of Membership Interests; Closing 16

2.1 Membership Interests 16

2.2 Purchase Price 16

2.3 Closing Purchase Price Adjustments 16

2.4 Post-Closing Purchase Price Adjustment 17

2.5 Closing 19

2.6 Closing Obligations 19

2.7 Withholding 22

3. Representations and Warranties of SelleR Parent and Seller 22

3.1 Corporate Organization 22

3.2 Capitalization/ Ownership of Membership Interests 22

3.3 Authority; No Violation 23

3.4 Consents and Approvals 24

3.5 Financial Statements 24

3.6 Brokers or Finders 25

3.7 Absence of Certain Changes or Events 25

3.8 Condition and Sufficiency of Assets 27

3.9 Inventory 27

3.10 Legal Proceedings 27

3.11 Taxes and Tax Returns 28

3.12 Employees 30

3.13 Employee Benefits 31

3.14 Compliance with Applicable Law 33

3.15 Certain Contracts 34

3.16 Real Estate 36

3.17 Undisclosed Liabilities; Indebtedness 37

3.18 Insurance 37

3.19 Intellectual Property 38

3.20 Transactions with Related Persons 39

3.21 Environmental Liability 39

3.22 Healthcare Law Matters 40

3.23 Directors and Officers 44

3.24 Material Contracted Care Partners, Suppliers and Payors 44

3.25 No Further Representations 45

4. Representations and Warranties of Buyer 45

4.1 Organization and Good Standing 46

4.2 Enforceability and Authority; No Conflict 46

i

4.3 Investment Intent 46

4.4 Certain Proceedings 46

4.5 Brokers or Finders 47

4.6 Due Diligence 47

4.7 Non-reliance of Buyer 47

4.8 Sufficiency of Funds 47

4.9 R&W Binder 47

5. Covenants of Seller Prior to Closing Date 48

5.1 Access and Investigation 48

5.2 Operation of the Businesses of the Acquired Companies 48

5.3 Filings and Notifications; Cooperation 48

5.4 Exclusive Dealing 49

5.5 Financial Information 49

5.6 401(k) Plan 49

6. Covenants of Buyer Prior to Closing Date 49

6.1 Filings and Notifications; Cooperation 49

6.2 R&W Binder 50

7. Post-Closing Covenants 51

7.1 Cooperation and Proceedings; Access to Records 51

7.2 Insurance 51

7.3 Confidentiality 51

7.4 Exculpation, Indemnification, D&O Insurance 52

7.5 Public Announcements 53

7.6 COBRA Liability 53

8. Conditions Precedent to Buyer’s Obligation to Close 54

8.1 Accuracy of Seller Parent’s and Seller’s Representations 54

8.2 Seller Parent’s and Seller’s Performance 54

8.3 Bring Down Certificate 54

8.4 Consents 54

8.5 Governmental Authorizations 54

8.6 No Legal Prohibition 54

8.7 Closing Deliveries 54

8.8 Frustration of Closing Conditions 55

9. Conditions Precedent to Seller ParenT’s and Seller’s Obligations to Close 55

9.1 Accuracy of Buyer’s Representations 55

9.2 Buyer’s Performance 55

9.3 Bring Down Certificate 55

9.4 Consents 55

9.5 No Legal Prohibition 55

9.6 Closing Deliveries 55

9.7 Frustration of Closing Conditions 55

ii

10. Termination 56

10.1 Termination Events 56

10.2 Effect of Termination 56

11. SURVIVAL; Remedies 56

11.1 Survival of Representations, Warranties and Covenants 56

11.2 Remedies; Specific Performance. 57

11.3 Exclusive Remedy 58

12. Tax Matters 58

12.1 General 58

13. Miscellaneous 60

13.1 Expenses 60

13.2 Seller’s Disclosure Statement 60

13.3 Further Assurance 60

13.4 Entire Agreement 61

13.5 Modification 61

13.6 Assignments and Successors 61

13.7 No Third Party Rights 61

13.8 Governing Law 61

13.9 Jurisdiction; Service of Process 61

13.10 Waiver of Jury Trail 62

13.11 Attorneys’ Fees 62

13.12 Enforcement of Agreement 62

13.13 No Waiver 62

13.14 Notices 62

13.15 Post-Closing Representation of Seller 63

13.16 Attorney Client Privilege Carve Out 64

13.17 Severability 64

13.18 Time of Essence 64

13.19 Counterparts and Electronic Signature 64

iii

Membership Interests Purchase Agreement

This Membership Interests Purchase Agreement (“Agreement”) is made as of June 28, 2023 by Addus HealthCare, Inc., an Illinois corporation (“Buyer”), American Health Companies, LLC, a Tennessee limited liability company (“Seller Parent”), HHH Newco Holding, LLC, a Michigan limited liability company (“Seller”), and each of the Acquired Companies (defined below). Buyer, Seller Parent, Seller, and each Acquired Company are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Seller Parent owns directly all of the issued and outstanding membership interests in the Company (the “Membership Interests”);

WHEREAS, the Company provides home health and hospice services in Tennessee through one or more direct or indirect Subsidiaries (the “Business”);

WHEREAS, prior to the Closing and pursuant to the Pre-Closing Reorganization, Seller Parent shall contribute the Membership Interests of the Company to Seller such that at Closing, Seller shall own directly all of the Membership Interests of the Company; and

WHEREAS, Seller and Seller Parent desire to sell, and Buyer desires to purchase from Seller the Business via an acquisition of all of the Membership Interests.

The Parties, intending to be legally bound, agree as follows:

1.
Definitions and Usage
1.1
Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“401(k) Plan”—as defined in Section 5.6.

“Acquired Companies”—means the Company and its subsidiaries, Homecare, LLC, a Tennessee limited liability company; Tennessee Valley Home Care, LLC (d/b/a Tennessee Quality Care – Home Health), a Tennessee limited liability company; and Tri-County Home Health and Hospice, LLC (d/b/a Tennessee Quality Care - Hospice), a Tennessee limited liability company. “Acquired Company” means any one of the Acquired Companies.

“Adjusted Closing Cash Amount” – a net amount equal to (A) the Gross Purchase Price, minus (B) the Final Closing Debt Amount, minus (C) the Final Seller’s Expenses Amount, plus (D) the Final Cash on Hand Amount, plus (E) the excess, if any, of the amount of Final Net Working Capital Amount over the amount of the Net Working Capital Target, minus (F) the excess, if any, of the amount of the Net Working Capital Target over the amount of the Final Net Working Capital Amount.

“Affiliate” —of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least ten percent (10%) of the voting securities of such other Person, by contract or otherwise.

“Agreement”—as defined in the first paragraph of this Agreement.

“ARP Funds” means all stimulus funds received by any Acquired Company prior to the Closing pursuant to the American Rescue Plan Act.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which national banks in Nashville, Tennessee, are generally permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Prepared Returns”—as defined in Section 12.1(a).

“Buyer’s Closing Documents”—the documents required to be executed or delivered by Buyer at the Closing pursuant to Section 2.6(b).

“Cash on Hand” – all cash and cash equivalents (including marketable securities and short-term investments) held by the Acquired Companies as of the measurement date, including the amounts of any received but uncleared checks, drafts and wires received by the Acquired Companies or others on their behalf prior to such time, less the amount of any Restricted Cash.

“Closing”—as defined in Section 2.3.

“Closing Balance Sheet”—as defined in Section 2.4(a).

“Closing Cash Amount”—as defined in Section 2.2(b).

“Closing Date”—the date on which the Closing occurs.

“Closing Documents”—as defined in Section 11.1.

“Closing Statement”— as defined in Section 2.4(a).

“Code”—the Internal Revenue Code of 1986, as amended.

“Company”— means American Home Care, LLC, a Tennessee limited liability company.

“Company Benefit Plan” – as defined in Section 3.13(a).

“Company ERISA Affiliate” – as defined in Section 3.13(a).

“Company Intellectual Property”—the Owned Intellectual Property, Intellectual Property subject to an IP Licenses and any other Intellectual Property used or held for use by the Acquired Companies or necessary for the operation of the business as currently conducted.

“Company Material Contract” —as defined in Section 3.15(a).

“Company Systems”—as defined in Section 3.19(c).

“Confidential Information”—as defined in Section 7.3(a).

“Consent”—any approval, consent, ratification, grant, waiver, exemption or other authorization.

“Contemplated Transactions”—the transactions contemplated by this Agreement.

“Contract”—any agreement, contract, lease, license or other legally binding instrument or obligation (whether written or oral).

“COVID-19 Assistance” — as defined in Section 3.17(b).

“Data Privacy and Security Laws” — all Legal Requirements governing, regulating, or protecting the privacy, security, use, disclosure, maintenance or transmission of Personal Information.

“Debt”— with respect to any Person without duplication, and solely to the extent not included in the calculation of Net Working Capital, (i) all obligations of such Person for borrowed money, whether current or long-term, secured or unsecured, (ii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iii) all deferred obligations of such Person to make payment for all or part of the purchase price of property or services, whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due (including the maximum potential amount payable under notes, earn-out payments, change in control payments, or similar payments), (iv) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as finance or synthetic leases in respect of which such Person is liable as lessee, (v) any obligation of such Person in respect of bankers’ acceptances, performance bonds or letters of credit (whether drawn or undrawn), (vi) any obligations secured by Encumbrances on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (vii) obligations under any interest rate, currency or other hedging or swap agreement, (viii) the Pre-Closing Tax Accrual Amount, (ix) any obligation set forth on Section 1.1 of the Seller’s Disclosure Statement, (x) all obligations of a type referred to in clauses (i) through (viii) above which are directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (xi) interest, principal, prepayment penalty, fees, redemption costs, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (x) above, whether resulting from their payment or discharge or otherwise.

“Debt Payoff Letters”—as defined in Section 2.6(a)(vi).

“Effective Time” — 12:01 a.m. central time on the Closing Date.

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“End Date”—as defined in Section 10.1(d).

“Environment”—soil, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), ground waters, drinking water supply, stream sediments, ambient air, indoor air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Law”—any Legal Requirement that provides for or relates to: (i) the use of any Hazardous Material, the Release or Threat of Release of Hazardous Material, violation of discharge or emission limits or other prohibitions, or any Hazardous Activity or any activity, such as resource extraction or construction, that could have a significant effect on the Environment; (ii) preventing or reducing to acceptable levels the Release of Hazardous Material into the Environment; (iii) reducing the quantities, or minimizing or controlling the hazardous characteristics, of Hazardous Material that are generated; (iv) reducing the risks involved in the transportation of Hazardous Material; (v) the cleanup of Hazardous Material that has been Released, preventing its Release, or addressing the Threat of Release, or paying the costs of such actions; or (vi) making a Person compensate any other Person for damage done to its health or property or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or resources.

“Equity Security”—in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and (d) any “equity security” within the meaning of the Exchange Act.

“ERISA”—the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet”—as defined in Section 2.3(a).

“Estimated Closing Debt Amount”—as defined in Section 2.3(a).

“Estimated Closing Statement”—as defined in Section 2.3(a).

“Estimated Net Working Capital Amount”—as defined in Section 2.3(a).

“Estimated Seller’s Expenses Amount”—as defined in Section 2.3(a).

“Exchange Act”—the Securities Exchange Act of 1934, as amended.

“Expense Payoff Letters”—as defined in Section 2.6(a)(vii).

“Final Cash on Hand Amount”— Cash on Hand of the Acquired Companies as of the Effective Time as finally determined pursuant to Section 2.4.

“Final Closing Debt Amount”— Debt of the Acquired Companies as of the Effective Time as finally determined pursuant to Section 2.4.

“Final Net Working Capital Amount”— Net Working Capital as of the Effective Time as finally determined pursuant to Section 2.4.

“Final Seller’s Expenses Amount”— Seller’s Expenses as of the Effective Time as finally determined pursuant to Section 2.4.

“Financial Statements” – as defined in Section 3.5.

“Fraud”—actual (knowing, and not constructive) and intentional fraud with respect to the making of a representation or warranty set forth in Article 3 or Article 4. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any other tort (including a claim for fraud) based solely on negligence, gross negligence or reckless conduct.

“GAAP”—generally accepted accounting principles in the United States as in effect from time to time, as historically applied by the Acquired Companies.

“Governmental Authorization”—any (a) Consent, license, registration, certificate, grant, waiver, exemption, provider or supplier number, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body”—any:

(a)
nation, state, county, city, town, borough, village, district, or other jurisdiction;
(b)
federal, state, local, municipal, foreign, multinational, or other government;
(c)
governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);
(d)
body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, whether local, national, or international; or
(e)
official of any of the foregoing.

For the avoidance of doubt, and without limitation, “Governmental Body” includes Medicare administrative contractors, zone program integrity contractors, unified program integrity contractors, supplemental medical review contractors and the like.

“Government Program” means any United States federal, state or local health care or reimbursement program administered by a Governmental Body, including, without limitation, any “Federal Health Care Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of, or sponsored, in whole or in part, by any Governmental Body.

“Gross Purchase Price” — as defined in Section 2.2(a).

“Hazardous Activity”— the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material and any other act, business, operation, or activity that increases the danger, or poses a risk of harm, to the Environment.

“Hazardous Material”— any substance, material, or waste that is or will foreseeably be regulated by any Governmental Body, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“Healthcare Laws”—means all Legal Requirements that govern, regulate, restrict or relate to hospice, home health, and private duty nursing, prescribing or dispensing medicines or controlled substances, healthcare referrals, billing and submission of healthcare claims, conditions of participation and conditions of payment in Government Programs, fraudulent, abusive or unlawful practices in connection with the provision of healthcare items or services or the billing for or claims for reimbursement for such items or services, coding, coverage, reimbursement, claims submission, billing and collections, insurance fraud, the administration of health care claims or benefits, processing or payment for health care services or treatment, healthcare claims processing, medical necessity, medical privacy and security, patient confidentiality, confidentiality of health records, patient inducements, patient referrals, anti-kickback, anti-referral, fee-splitting, false claims, healthcare advertising and marketing, medical waste requirements, professional conduct, informed consent, quality and safety, standards of care, credentialing, licensure, and certification, or other healthcare-related matters, including HIPAA and state Legal Requirements governing the confidentiality or security of individual health information, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the Medicare statute), including the Ethics in Patient Referrals Act, as amended, or Stark Law; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq. (the Medicaid statute), including, without limitation, Section 1128J(d) thereof; TRICARE, 10 U.S.C. § 1071 et seq.; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a 7b(b); the Beneficiary Inducement Statute, 42 U.S.C. § 1320a 7a(a)(5); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801 et seq.; the Anti Kickback Act of 1986, 41 U.S.C. §§ 51 58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a 7a and 1320a 7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; criminal false claim statutes, e.g., 18 U.S.C. § 1001, 42 U.S.C. § 1320a 7b(a); the Deficit Reduction Act of 2005, P.L. 109 171, 120 Stat. 4; the Affordable Care Act, P.L. 111 148 and 111 152; the CARES Act; state corporate practice of medicine Legal Requirements, all applicable licensing, survey, accreditation, and certificate of need Legal Requirements; all applicable regulations, rules, guidance, policies, ordinances and orders promulgated thereunder; and any similar state and local statutes, regulations, rules, guidance, policies, ordinances, orders or other Legal Requirements that address the subject matter of the foregoing.

“Healthcare Permits”—as defined in Section 3.22(b).

“HIPAA”—the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations set forth at 45 C.F.R. Parts 160, 162 and 164.

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” — any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) all patent applications, and all patents issuing thereon, and all inventions and improvements disclosed therein (b) trademarks, service marks, trade names, trade dress, corporate names, and other indicia of source, including all registrations, applications, and renewals in connection therewith, and all goodwill associated with the foregoing, (c) copyrights and works of authorship (whether or not copyrightable), rights of publicity, and all applications, registrations, and renewals in connection therewith, (d) domain names, social media accounts or user names (including “handles”) (whether or not they are trademarks), phone numbers, registrations for any of the foregoing, (e) trade secrets, know-how, databases, processes, techniques, protocols and confidential information, (f) any and all other intellectual property rights and/or proprietary rights in any form or medium known or later devised, and (g) all copies and tangible embodiments, goodwill, rights of priority and protection of interests therein, and rights to recover for past, present and future infringement associated with any of the foregoing.

“Interim Balance Sheet Date” — as defined in Section 3.5.

“Interim Financial Statements” — as defined in Section 3.5.

“IP Licenses” — collectively (1) all Contracts to which any member of the Acquired Companies is a party and pursuant to which any member of Acquired Companies is authorized to use any third-party Intellectual Property or pursuant to which any Person is authorized to use, exploit, or is granted a license or any other rights to any Owned Intellectual Property, and (2) any Contracts pursuant to which any member of the Acquired Companies has agreed to any transfer of any Owned Intellectual Property by any member of the Acquired Companies or restriction of that member of the Acquired Companies’ right to use or enforce any Owned Intellectual Property.

“IRCA” — as defined in Section 3.12(d).

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Key Employee”— Nichole McClain and Kelly Nichols.

“Knowledge”— A Person will be deemed to have Knowledge of a particular fact or other matter if that Person has actual knowledge of that fact or matter, or would reasonably be expected to be aware of that fact or matter following a reasonable inquiry with that Person’s direct reports concerning the factor or matter at issue.

“Knowledge of Seller” or “Knowledge of the Company”—Knowledge of Michael Bailey, Jeff Bogle, Robin Bradley or Philip Clark or the Knowledge of Laura Carrico, Barry Shermer, Jonathan Cooper, Nichole McClain and Kelly Nichols solely with respect to the subject matters reasonably associated with their job responsibilities.

“Lease”—as defined in Section 3.16(a).

“Leased Real Property” —as defined in Section 3.16(b).

“Legal Requirement”—any constitution, law, ordinance, principle of common law, code, rule, regulation, statute, act, treaty, directive, ordinance, decree or order of general applicability or other legally enforceable requirement, including Data Privacy and Security Laws, including as set forth in guidance, manuals, and policy, of any Governmental Body, including rules and regulations promulgated thereunder.

“Lookback Period”—six (6) years prior to the date hereof.

“Loss”—any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), Tax, fine, penalty, judgment, award or assessment.

“Management Agreements”—means that certain Management Agreement, dated effective as of January 1, 2021, by and between Tri-Country Home Health and Hospice, LLC and American Health Partners Management, LLC and that certain Management Agreement, dated effective as of January 1, 2021, by and between Tennessee Valley Home Care, LLC and American Health Partners Management, LLC.

“Material Adverse Effect”—with respect to an Acquired Company, shall mean any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (y) has, or would reasonably be expected to have, a material adverse effect on the ability of Seller, and/or an Acquired Company to consummate the transactions contemplated hereby, excluding in each case the impact of any changes, effects, events, circumstances or developments arising from: (i) general economic, capital or financial markets or industry conditions (including changes in interest rates or reimbursement rates or bank or other financial institution failures and responses of Governmental Bodies to such events); (ii) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack; (iii) the impact of epidemics, pandemics and other similar health emergencies, including COVID-19, and responses of health officials and Governmental Bodies to such events; (iv) changes in or reinterpretations of applicable Legal Requirements, regulatory, political, economic or business conditions, or GAAP (or, in each case, any interpretation thereof) after the date hereof; (v) actions that Seller can demonstrate resulted from Buyer unreasonably withholding, delaying or conditioning its consent with respect to any action requiring Buyer’s consent hereunder; (vii) any publicly available statement made by Buyer or any of its Related Persons or Representatives concerning the Acquired Companies or otherwise relating to the Contemplated Transactions; (viii) the announcement, pendency or consummation of the Contemplated Transactions or (ix) any failure, in and of itself, by the Acquired Companies to meet any budgets, projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement.

“Material Consents”—as defined in Section 8.4.

“Membership Interests”—as defined in the Recitals of this Agreement.

“Net Working Capital”— the current assets (excluding Cash on Hand, but including accounts receivable, prepaid expenses, and inventory) of the Acquired Companies minus the current liabilities (including accounts payable, accrued payroll benefits, and accrued expenses, but excluding intercompany balances, accrued interest, unearned revenue, and accrued taxes) of the Acquired Companies, in each case calculated in a manner consistent with the Acquired Companies’ past practices in preparing its financial statements and the assumptions, principles and procedures set forth on Exhibit A of this Agreement, and in accordance with GAAP to the extent not inconsistent with the assumptions, principles and procedures set forth on Exhibit A. Exhibit A sets forth an example, along with the assumptions, principles and procedures relating to the adjustments contained therein, of how Net Working Capital would have been calculated as of the end of the fiscal period of the Acquired Companies set forth therein. Notwithstanding the foregoing, Net Working Capital shall not include any amount or item included in the calculation of Debt.

“Net Working Capital Target” — means zero dollars ($0.00).

“Objection Notice” — as defined in Section 2.4(b).

“Objection Notice Period” — as defined in Section 2.4(b).

“Order”—any order, writ, stipulation, consent, injunction, judgment, decree, ruling, assessment, determination or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business if that action is generally consistent with the past practices of such Person and is taken in the ordinary course of its operations.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Owned Intellectual Property”—as defined in Section 3.19(a).

“Permitted Encumbrances”—(a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable; (b) Encumbrances of carriers, warehousemen, mechanics, and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed or such Encumbrances otherwise perfected); and (c) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Acquired Company.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Body.

“Personal Information” — any information processed, collected or otherwise used or disclosed by the Acquired Companies (or any third party on behalf of the Acquired Companies) that identifies a specific natural person, or when used in combination with other data elements is capable of identifying a specific natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; (b) Protected Health Information as defined under HIPAA, and (c) any information pertaining to an individual that is regulated or protected by one or more Legal Requirements, including any Data Privacy and Security Laws.

“Pre-Closing Income Tax Return”—as defined in Section 12.1(a).

“Pre-Closing Non-Income Tax Return”—as defined in Section 12.1(a).

“Pre-Closing Reorganization”—means (i) the contribution of the Membership Interests to Seller by Seller Parent, (ii) the distribution by Seller Parent of Seller to Seller Parent’s indirect sole member, MFO AHP LLC, a Michigan limited liability company, and (iii) the distribution, assignment, or other transfer of each of Seller Parent, Seller, or certain of the Acquired Companies’ interests in Nova Home Care, LLC to Michigan Quality Care Home Health, LLC, a Michigan limited liability company, or another affiliate of Mark T. Mitchell.

“Pre-Closing Straddle Period” means the portion of the Straddle Period that ends at the end of the day on the Closing Date.

“Pre-Closing Tax Accrual Amount” means the aggregate liability for unpaid Taxes of the Acquired Companies attributable to any Pre-Closing Tax Period (calculated, in the case of Straddle Period, in accordance with Section 12.1(b)), determined on a jurisdiction-by-jurisdiction basis with zero dollars ($0) being the lowest amount for a jurisdiction.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Consents”—as defined in Section 3.22(k).

“Proceeding”—any action, arbitration, mediation, audit, (including any additional development request and any audit or review conducted by any zone program integrity contractor, unified program integrity contractor, supplemental medical review contractor or similar contractor or agent conducted by or on behalf of a Governmental Body), hearing, investigation, complaint, charge, consent decree, appeal, adjustment, challenge, review, notice of violation, citation, summons subpoena, inquiry, inspection, litigation, suit, claim, proceeding, cause of action, demand of any nature (whether civil, criminal, administrative, judicial, or investigative) and whether at law or in equity.

“Provider Relief Funds”—the funds received by the Acquired Companies from the U.S. federal Department of Health and Human Services (the “DHHS”) Provider Relief Fund under the CARES Act in the aggregate amount of $1,112,777.25.

“Provider Relief Fund Terms and Conditions”—the terms and conditions established by the DHHS for the receipt of the Provider Relief Funds

“Purchase Price”—as defined in Section 2.2(a).

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium.

“Related Person”—

(f)
With respect to an individual:
(i)
each other member of such individual’s Family;
(ii)
any Person that is directly or indirectly controlled by such individual; and
(iii)
any Person with respect to which such individual serves as a director, officer, manager, executor, or trustee (or in a similar capacity).
(g)
With respect to a Person other than an individual:
(i)
any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;
(ii)
each Person that serves as a director, officer, manager, executor, or trustee of such specified Person (or in a similar capacity); and
(iii)
any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).

(h)
For purposes of this definition:
(i)
“control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Exchange Act; and
(ii)
the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment, or into or out of any property.

“Representative”—with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.

“Restricted Cash”— means any (a) Cash on Hand of the Acquired Companies, wherever and however held, where usage of such Cash on Hand is restricted by any Legal Requirement, contract (including customer deposits and security deposits and the ARP Funds) or otherwise, plus (b) Cash on Hand equal to the amount of all outstanding checks or drafts written on an account of the Acquired Companies that have not yet cleared, plus (c) Cash on Hand, wherever and however held, where such amounts have been received but additional goods or services are required to be supplied in order for the Acquired Companies to be entitled to keep such Cash on Hand.

“R&W Binder”—the Binder Agreement for the R&W Policy issued by the R&W Insurer, a copy of which is attached as Exhibit B attached hereto.

“R&W Insurer”—the insurer under the R&W Policy.

“R&W Policy”—the Representations and Warranties Insurance Policy, together with endorsements related thereto, issued by the R&W Insurer, a draft of which is attached as an exhibit to the R&W Binder, as in effect on the Closing Date.

“Securities Act”—the Securities Act of 1933, as amended.

“Seller”—as defined in the first paragraph of this Agreement.

“Seller’s Closing Documents”—the documents required to be executed or delivered by Seller at the Closing pursuant to Section 2.6(a).

“Seller’s Expenses”—any and all transaction related fees, costs and expenses incurred by or on behalf of the Seller Parent, Seller or any of the Acquired Companies, including without limitation fees, costs, commissions and expenses of any brokers, investment bankers, attorneys, accountants, financial advisors and other advisors, consultants or service providers, as well as any payments owing under any appreciation rights, phantom equity or similar plans or any deferred compensation, retention, severance, deferred purchase price, annual or special bonus or profit sharing payments attributable to pre-Closing periods and all bonuses and other payments payable by Seller Parent, Seller or any Acquired Company to any employee of an Acquired Company as a result of the transactions contemplated by this Agreement, including without limitation, those bonus payments contemplated by that certain Incentive Bonus Agreement, dated February 2023, by and between Brandy McClain and Tennessee Valley Home Care, LLC, and the Incentive Bonus Agreement, dated February 2023, by and between Kelly Nichols and American Health Partners Management, LLC, plus the employer’s share of any payroll Taxes due in connection with such payments, and all vacation, sick-time and other paid time off as of the Closing to the extent not included in the calculation of Net Working Capital. Seller’s Expenses shall also include obligations to provide any compensation, benefits or other amounts due to any current or former employee, officer, director, independent contractor or consultant of the Acquired Companies under any Company Benefit Plan that relate to events or any time period on or prior to the Closing Date, which amounts shall include, but not be limited to, the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits that relate to events occurring on or prior to the Closing Date. Further, Seller’s Expenses shall also include any fees owned to Mitchell Family Office, Inc., a Michigan corporation and Affiliate of Seller Parent, pursuant to that certain Agreement for Management Assistance Services, dated April 6, 2021 to the extent not included in the calculation of Net Working Capital.

“Software”— all computer software, programs, operating systems, applications, firmware, and similar systems owned by or licensed to the Acquired Companies or used in the conduct of the business of the Acquired Companies.

“Straddle Period” means any taxable year or period beginning before the Closing Date and ending after the Closing Date.

“Straddle Period Return”—as defined in Section 12.1(a).

“Subsidiary”—with respect to any Person (the “Owner”), any other Person of which securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than Equity Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person.

“Tax”— means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges, imposed by any taxing authority or other Governmental Body, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, escheat, unclaimed property, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to the foregoing; (iii) any liability for payment of amounts described in clauses (i) or (ii), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any taxable period (including, without limitation, any liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Legal Requirement), by Contract, or otherwise through operation of any Legal Requirement; (iv) any liability for the payment of amounts described in clauses (i), (ii) or (iii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to pay any Taxes of any other Person.

“Tax Proceeding” means any pending or, to the Knowledge of Seller, threatened, in writing, federal, state, local or foreign Tax audits, examinations or assessments relating to Taxes or Tax Returns of the Acquired Companies or Seller for the Pre-Closing Tax Period.

“Tax Return”— any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third-Party Payor”—any fiscal intermediary acting on behalf of any Government Program, or any private, commercial or other non-governmental insurance program, managed care organization or other third‑party payor, including, without limitation, the Medicare Advantage and the Medicaid Managed Care programs.

“Threat of Release”—a reasonable possibility of a Release that could require action (including triggering notification or reporting under Environmental Law) in order to prevent or mitigate damage to the Environment that could result from such Release.

“Transfer Taxes”—as defined in Section 12.1(g).

“Transition Services Agreement”—as defined in Section 2.6(a)(xiii).

“Treasury Regulations” — means the proposed, temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended.

1.2
Usage.
(a)
In this Agreement, unless expressly stated otherwise:
(i)
the singular includes the plural and vice versa;
(ii)
reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(iii)
reference to a gender includes any other gender;

(iv)
reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms;
(v)
reference to any Legal Requirement means that Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such Legal Requirement;
(vi)
reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision;
(vii)
“hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other provision of this Agreement;
(viii)
“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(ix)
“or” is used in the inclusive sense of “and/or”;
(x)
“any” means “any and all”;
(xi)
with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(xii)
a reference to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto;
(xiii)
a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and
(xiv)
a reference to a list, or any like compilation (whether in the Seller’s Disclosure Statement or elsewhere), means that the item referred to is complete and correct.
(b)
Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.
(c)
This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party as having been drafted by it will not apply to any construction or interpretation of this Agreement.

(d)
The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.
2.
Sale and Transfer of Membership Interests; Closing
2.1
Membership Interests. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Buyer shall purchase the Membership Interests from Seller, and Seller shall sell and transfer the Membership Interests to Buyer, free and clear of any Encumbrance.
2.2
Purchase Price.
(a)
The purchase price for the Membership Interests (the “Purchase Price”) is One Hundred and Six Million and no/100 dollars ($106,000,000.00) (the “Gross Purchase Price”) (subject to adjustments pursuant to Sections 2.3 and 2.4 of this Agreement).
(b)
At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds a net amount equal to (A) the Gross Purchase Price, minus (B) the Estimated Closing Debt Amount, minus (C) the Estimated Seller’s Expenses Amount, plus (D) the Estimated Cash on Hand Amount plus (E) the excess, if any, of the amount of Estimated Net Working Capital Amount over the amount of the Net Working Capital Target, minus (F) the excess, if any, of the amount of the Net Working Capital Target over the amount of the Estimated Net Working Capital Amount (such aggregate net amount being, the “Closing Cash Amount”).
(c)
[intentionally omitted]
(d)
At the Closing, Buyer shall pay, on behalf of the Acquired Companies, to the Persons identified in the Debt Payoff Letters, the Estimated Closing Debt Amount attributable to the third party Debt in accordance with the wire instructions set forth in the Debt Payoff Letters.
(e)
At the Closing, Buyer shall pay, on behalf of the Acquired Companies or Seller, as the case may be, to the Persons identified in the Expense Payoff Letters, the Estimated Seller’s Expenses Amount in accordance with the wire instructions set forth in the Expense Payoff Letters.
2.3
Closing Purchase Price Adjustments.
(a)
Seller shall prepare in good faith and, not less than four (4) Business Days prior to the Closing Date, deliver to Buyer, an estimated consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Estimated Closing Balance Sheet”) which will be accompanied by a statement (the “Estimated Closing Statement”) setting forth Seller’s calculation of (i) the Net Working Capital as of the Effective Time (the “Estimated Net Working Capital Amount”), (ii) the Debt of the Acquired Companies as of the Effective Time (the “Estimated Closing Debt Amount”), (iii) Seller’s Expenses as of the Effective Time (the “Estimated Seller’s Expenses Amount”), (iv) Cash on Hand as of the Effective Time, and (v) the Closing Cash Amount (the “Estimated Cash on Hand Amount”), in each case, together with reasonably detailed supporting calculations and documentation. Seller shall prepare the Estimated

Closing Balance Sheet and Estimated Closing Statement in accordance with GAAP and the assumptions and procedures set forth on Exhibit A of this Agreement, which is attached solely for illustrative purposes to demonstrate the manner in which the Estimated Closing Balance Sheet, the Estimated Closing Statement, the Closing Balance Sheet and the Closing Statement are to be prepared. Upon delivery of the Estimated Closing Balance Sheet and Estimated Closing Statement, Seller shall provide Buyer and its Representatives with reasonable access to the relevant employees, accountants and books and records of the Acquired Companies to review the accuracy of such amounts. In the event that Buyer does not agree in good faith with Seller’s calculation of the Estimated Net Working Capital Amount, Estimated Closing Debt Amount, Estimated Seller’s Expenses Amount, and/or Estimated Cash on Hand Amount, Buyer shall so notify Seller in writing no later than two (2) Business Days after Buyer receives Seller’s calculations, and Seller and Buyer shall negotiate in good faith to mutually agree upon acceptable estimates and each such Party shall consider in good faith any proposed comments or changes that the other Party may reasonably suggest; provided, however, that Seller’s failure to include any changes by Buyer or Buyer’s failure to accept changes or positions of Seller, or the acceptance by any Party of the Estimated Closing Balance Sheet and Estimated Closing Statement, shall not limit or otherwise affect any such Party’s right to include such changes or other changes in the Closing Balance Sheet or Closing Statement, or constitute an acknowledgement by any Party of the accuracy of the Estimated Net Working Capital Amount, Estimated Closing Debt Amount, the Estimated Seller’s Expenses Amount or Estimated Cash on Hand Amount; provided, further, however, that if Seller and Buyer are unable to agree on the Estimated Net Working Capital Amount, the Estimated Closing Debt Amount, or the Estimated Seller’s Expenses Amount, then the Closing shall occur on the Closing Date and the Seller’s calculations shall be used at Closing, subject to adjustments, if any, pursuant to Section 2.4.
2.4
Post-Closing Purchase Price Adjustment.
(a)
No later than one hundred twenty (120) days after the Closing Date, Buyer shall cause a consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Closing Balance Sheet”) to be prepared and delivered to Seller, which will be accompanied by a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (i) the Net Working Capital as of the Effective Time, (ii) the outstanding Debt of the Acquired Companies as of the Effective Time, (iii) outstanding Seller’s Expenses as of the Effective Time, (iv) the Cash on Hand as of the Effective Time, and (v) the Adjusted Closing Cash Amount. Buyer shall prepare the Closing Balance Sheet and the Closing Statement in accordance with GAAP and the assumptions and procedures set forth on Exhibit A of this Agreement. Buyer shall provide a reasonable opportunity for Seller and its Representatives to review the books and records of the Acquired Companies used in preparing or supporting the Closing Balance Sheet and the Closing Statement and the numbers contained therein and shall provide Seller with reasonable access to Buyer’s personnel in connection therewith, subject to reasonable limitations to comply with Legal Requirements or protect confidential information or legal privilege.
(b)
If, within forty-five (45) days following delivery of the Closing Balance Sheet and the Closing Statement (the “Objection Notice Period”), Seller has not given Buyer written notice of any good faith objection to the Closing Statement (which notice is to state in reasonable detail the basis of its objection and the matters in dispute and the amount of any proposed adjustments in accordance with Section 2.4(c) of this Agreement) (an “Objection Notice”), then

Buyer’s calculations of the Adjusted Closing Cash Amount is to be deemed to be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge.
(c)
If Seller gives Buyer an Objection Notice with respect to the Closing Statement within the Objection Notice Period, then Seller and Buyer shall in good faith attempt to resolve the specific issues set forth in reasonable detail in such Objection Notice (and, for avoidance of doubt, all other calculations with respect to the Adjusted Closing Cash Amount are to be binding and conclusive on the Parties). Any resolution agreed to in writing by Seller and Buyer shall be final, binding and conclusive on the Parties and is to be used in the calculation of the Adjusted Closing Cash Amount. If Seller and Buyer fail to resolve such issues within thirty (30) days following Buyer’s receipt of such Objection Notice, Seller and Buyer shall submit the specific issues (and only such issues) set forth in reasonable detail in such Objection Notice remaining in dispute to a nationally recognized certified public accounting firm mutually selected by Seller and Buyer (the “Independent Accountants”) for resolution in accordance with the guidelines and procedures set forth in this Agreement. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants request and are available to such Party or such Party’s Representatives and are to be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues, (ii) Seller and Buyer shall direct the Independent Accountants to notify Seller and Buyer of their determination within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, and (iii) the determination by the Independent Accountants is to be final, binding and conclusive on the Parties and is to be used in the calculation of the Adjusted Closing Cash Amount, (iv) in no event shall any determination of the Independent Accountants be outside of the range of Buyer’s proposed final calculations of such disputed issues set forth in the Closing Statement and Seller’s proposed final calculations set forth in the Objection Notice, and (v) the fees and expenses of the Independent Accountants are to be allocated and payable by Buyer, on the one hand, and Seller on the other hand, in proportion to the amounts by which the proposals of Buyer and Seller, respectively, differed from the Independent Accountants’ final determination of the matters in dispute, and the Independent Accountants are to determine such proportions in the Independent Accountant’s final determination.
(d)
Within five (5) Business Days after the earlier of (i) the expiration of the Objection Notice Period in the event no Objection Notice is delivered to Buyer prior thereto, (ii) the joint final resolution of Buyer and Seller of all disputed items set forth in an Objection Notice, or (iii) the final determination by the Independent Accountants in accordance with Section 2.4(c):
(i)
If the Adjusted Closing Cash Amount is equal to the Closing Cash Amount, then no further payment will be required.
(ii)
If the Adjusted Closing Cash Amount is greater than the Closing Cash Amount, then Buyer will pay to Seller the full amount of such excess.

(iii)
If the Adjusted Closing Cash Amount is less than the Closing Cash Amount, then Seller and Seller Parent, jointly and severally, will pay to Buyer the full amount of such deficit.

Any payments made under this Section 2.4 shall be treated by the Parties as an adjustment to the Purchase Price for income Tax purposes, unless a final determination (which is to include the execution of an IRS Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes. Nothing in this Section 2.4 is intended to diminish Seller’s and Seller Parent’s obligations for all Seller’s Expenses and Debt of the Acquired Companies.

2.5
Closing. The closing of the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Bass, Berry & Sims PLC at 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201, commencing at 10:00 a.m. (local time) on the first day of the month following the date on which all conditions set forth in Articles 8 and 9 have been satisfied or waived and the Closing shall be deemed effective for all purposes as of the Effective Time. All deliveries, payments and other transactions and documents relating to the Closing shall not be effective unless and until all are effective (or waived in writing by the applicable Party) and shall be deemed to be consummated simultaneously.
2.6
Closing Obligations.
(a)
At the Closing Seller shall deliver to Buyer:
(i)
a bill of sale and assignment of membership interest agreement transferring title to the Membership Interests to Buyer;
(ii)
the Organizational Documents of each Acquired Company filed with any Governmental Body in connection with its organization, duly certified as of a recent date by the Secretary of State or other appropriate authority of the jurisdiction of its incorporation or organization, together with a certificate dated as of the Closing Date from the Secretary of each Acquired Company to the effect that no amendments to such Organizational Documents have been filed since the date referred to above;
(iii)
the Organizational Documents, if any, of each Acquired Company not filed with a Governmental Body in connection with its organization, certified as of the Closing Date by the Secretary of each Acquired Company;
(iv)
certificates dated as of a date not more than ten (10) days prior to the Closing Date as to the good standing of each Acquired Company, issued by the appropriate Governmental Body of the jurisdiction of the Acquired Company’s organization and each jurisdiction in which the Acquired Company is licensed or qualified to do business as a foreign entity;

(v)
the certificate referred to in Section 8.3;
(vi)
payoff letters for the Debt set forth on Section 2.6(a)(vi) of Seller’s Disclosure Statement (the “Debt Payoff Letters”);
(vii)
payoff letters or invoices with respect to Seller’s Expenses (the “Expense Payoff Letters”);
(viii)
resignations of offices from such officers of the Acquired Companies as requested by Buyer no later than five (5) Business Days before Closing;
(ix)
[intentionally omitted];
(x)
all required third-party consents and approvals set forth on Section 3.4 of the Seller’s Disclosure Statement;
(xi)
restrictive covenant agreements in the forms set forth in Exhibit 2.6(a)(xi), executed by each of Seller Parent, Mark T. Mitchell and Michael Bailey (the “Restrictive Covenant Agreements”);
(xii)
a duly executed IRS Form W-9 from Seller
(xiii)
evidence that the Management Agreements and any other Contracts identified on Section 2.6(a)(xiii) of Seller’s Disclosure Statement have been terminated;
(xiv)
a transition services agreement in the form of Exhibit 2.6(a)(xiv), executed by Seller (the “Transition Services Agreement”);
(xv)
evidence, in form and substance reasonably satisfactory to Buyer, that Seller has changed the address of the Acquired Companies with the IRS to 2300 Warrenville Rd, Suite 100, Downers Grove, IL 60515;
(xvi)
evidence, in form and substance reasonably satisfactory to Buyer, that Seller has changed the registered agent of the Acquired Companies to CSC Global by filing a duly executed Form SS-4534 for each Acquired Company with the Secretary of State of Tennessee;
(xvii)
evidence (A) of discharge of all patients of American National Home Health Care, Inc. (“ANHC”) and Continuous Care Services, LLC (“CCS”) from the care of such entities and readmission to the Acquired Companies, as applicable and subject to patient choice, and (b) that such entities have surrendered their licenses to the Tennessee Health Facilities Commission;

(xviii)
[intentionally omitted];
(xix)
evidence, in form and substance reasonably satisfactory to Buyer, that Seller has transferred the employment of those individuals set forth on Section 2.6(a)(xix) of Seller’s Disclosure Statement from Seller or any of its Affiliates to an Acquired Company prior to Closing;
(xx)
evidence, in form and substance reasonably satisfactory to Buyer, that Seller Parent has transferred the domain names set forth on Section 2.6(a)(xx) of Seller’s Disclosure Statement to reflect the Company as the registrant holder of such domain names as of Closing;
(xxi)
evidence, in form and substance reasonably satisfactory to Buyer, that Seller Parent has transferred the social media accounts set forth on Section 2.6(a)(xxi) of Seller’s Disclosure Statement to the Company as of Closing;
(xxii)
evidence, in form and substance reasonably satisfactory to Buyer that Seller has (a) transferred ownership of the vehicles set forth on Section 2.6(a)(xxii) of Seller’s Disclosure Statement from Seller or any of its Affiliates to an Acquired Company prior to Closing and (b) provided the original title documents to all vehicles owned by an Acquired Company; and
(xxiii)
such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and executed by Seller and/or the Company, as applicable, including those items set forth on Section 2.6(a)(xxiii) of Seller’s Disclosure Statement.
(b)
At the Closing, Buyer shall deliver to Seller:
(i)
the Closing Cash Amount;
(ii)
[intentionally omitted];
(iii)
[intentionally omitted];
(iv)
the Restrictive Covenant Agreements, executed by Buyer
(v)
the Transition Services Agreement, executed by Buyer; and
(vi)
the certificate referred to in Section 9.3.

2.7
Withholding. Notwithstanding any other provision of this Agreement, Buyer (or any agent of Buyer) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts required to be deducted and withheld under the Code or any other applicable Legal Requirement with respect to the making of such payment, but, other than in the case of compensatory payments, only after providing reasonable advance written notice to the Person in respect of which such deduction and withholding is proposed to be made. To the extent that any such amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.
Representations and Warranties of SelleR Parent and Seller

Except as disclosed in, and subject to disclosures contained in, Seller’s Disclosure Statement attached hereto, Seller Parent and Seller jointly and severally represent and warrant to Buyer as follows:

3.1
Corporate Organization.
(a)
Seller is (i) a limited liability company duly organized, validly existing and in good standing in the State of Michigan, (ii) duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Seller or the Acquired Companies, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, including performing all of its obligations under this Agreement and Seller’s Closing Documents.
(b)
Seller Parent and each of the Acquired Companies is (i) a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee, (ii) duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on such Acquired Company or Seller Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
(c)
Section 3.1(c) of Seller’s Disclosure Statement contains copies of the operating agreements for each of the Acquired Companies, with all amendments, modifications and supplements, in effect as of the date of this Agreement.
3.2
Capitalization/ Ownership of Membership Interests.
(a)
As of the date here hereof, Seller Parent owns, directly, all of the Membership Interests as set forth on Section 3.2(a) of Seller’s Disclosure Statement. The Membership Interests represent all of the issued and outstanding equity interests of the Company. Immediately prior to the Closing, Seller will own, directly, all of the Membership Interests, and the Membership Interests will represent all of the issued and outstanding equity interests of the Company.

(b)
Section 3.2(b) of the Seller’s Disclosure Statement lists each of the Company’s Subsidiaries, including its issued and outstanding Equity Securities, and each record holder of its issued and outstanding Equity Securities. All of the outstanding Equity Securities in each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights, and are wholly owned beneficially and of record by an Acquired Company, free and clear of any Encumbrance. Except for the Acquired Companies (or as contemplated by the Pre-Closing Reorganization), the Company has no Subsidiaries and does not own directly or indirectly, any capital stock, limited liability company interest, partnership interest or other equity interest in any Person.
(c)
Except for this Agreement, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of any Acquired Company or any phantom Equity Securities of any Acquired Company or obligating any Acquired Company to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of any Acquired Company (A) to repurchase, redeem or otherwise acquire any Equity Securities of such Acquired Company or (B) pursuant to which any Acquired Company is or could be required to register any securities under the Securities Act.
(d)
As of the date hereof, Seller Parent owns the Membership Interests beneficially and of record, free and clear of all Encumbrances (except Permitted Encumbrances, any restrictions contained in the operating agreement of the Acquired Companies or as listed on Part I of Section 3.2(d) of Seller’s Disclosure Statement), restrictions on transfer, rights of first refusal, options, calls or other similar restrictions and has and will have all necessary lawful right to transfer such Membership Interests to Seller immediately prior to the Closing. As of the date hereof, Seller Parent has sole voting power and sole power of disposition with respect to such Membership Interests. Immediately prior to the Closing, Seller will own the Membership Interests beneficially and of record, free and clear of all Encumbrances (except Permitted Encumbrances, any restrictions contained in the operating agreement of the Acquired Companies or as listed on Part II of Section 3.2(d) of Seller’s Disclosure Statement), restrictions on transfer, rights of first refusal, options, calls or other similar restrictions and will have all necessary lawful right to transfer such Membership Interests to Buyer pursuant to the terms of this Agreement. Immediately prior to the Closing, Seller will have sole voting power and sole power of disposition with respect to such Membership Interests. At the Closing, Seller shall convey to Buyer valid title to such Membership Interests.
3.3
Authority; No Violation.
(a)
Seller Parent, Seller, and each Acquired Company represent and warrant, that (i) Seller Parent, Seller, and each Acquired Company have the limited liability company power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions; (ii) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly approved by the equity owners of Seller Parent, Seller, and each Acquired Company to the extent required under applicable Legal Requirements or pursuant to the Organizational Documents of Seller Parent, Seller and each

Acquired Company; and (iii) this Agreement has been duly and validly executed and delivered by Seller Parent, Seller, and each Acquired Company and (assuming due authorization, execution and delivery by Buyer) constitutes valid and binding obligations of Seller Parent, Seller, and each Acquired Company, enforceable against Seller Parent, Seller, and each Acquired Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(b)
Neither the execution and delivery of this Agreement by Seller Parent, Seller, and each Acquired Company, nor the consummation by Seller Parent, Seller, and each Acquired Company of the Contemplated Transactions, nor compliance by Seller Parent, Seller, and each Acquired Company with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of any Acquired Company, or (ii) assuming that the Consents referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Acquired Company or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, loss of rights under or a right of termination, modification or cancellation under, accelerate the payment or performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any Acquired Company under, any of the terms, conditions or provisions of any Company Material Contract, note, bond, mortgage, indenture, deed of trust, or license to which any Acquired Company is a party, or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Encumbrances, which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
3.4
Consents and Approvals. Except (i) as disclosed on Section 3.4 of Seller’s Disclosure Statement and (ii) any notice or filings required under the HSR Act, no Consents or filings or registrations with any Governmental Body are necessary in connection with (A) the execution and delivery by Seller Parent, Seller, or any Acquired Company of this Agreement and (B) the consummation by Seller Parent, Seller or any Acquired Company of the Contemplated Transactions. Except for any Consents which are listed in Section 3.4 of Seller’s Disclosure Statement, no Consents of any person, other than a Governmental Body, are necessary under any Company Material Contract in connection with (A) the execution and delivery by Seller Parent, Seller, or any Acquired Company of this Agreement and (B) the consummation by Seller Parent, Seller, or any Acquired Company of the Contemplated Transactions.
3.5
Financial Statements. Section 3.5 of Seller’s Disclosure Statement contains the audited consolidated financial statements of the Acquired Companies for the years ended December 31, 2021 and 2022 (including the related notes) and the unaudited consolidated financial statements of such Acquired Companies (the “Interim Financial Statements”) for the four-month period ended April 30, 2023 (the “Interim Balance Sheet Date”) (collectively the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of such Acquired Companies for the respective fiscal periods or as of the respective dates therein set forth;

each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to typical year-end adjustments the effect of which will not, individually or in the aggregate, be materially adverse. The Acquired Companies maintain internal accounting controls sufficient to provide reasonable assurance that transactions are executed with management’s general or specific authorizations and transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.
3.6
Brokers or Finders. Except as set forth on Section 3.6 of Seller’s Disclosure Statement, neither Seller Parent, Seller, the Acquired Companies nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.
3.7
Absence of Certain Changes or Events.

Since May 31, 2022 and except, in each case, as set forth on Section 3.7 of Seller’s Disclosure Statement or as contemplated or permitted by this Agreement (including, without limitation, the transactions contemplated by the Pre-Closing Reorganization), the Acquired Companies have conducted their business only in the Ordinary Course of Business consistent with past practice and none of the Acquired Companies has:

(a)
experienced a change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or cash flows of any of the Acquired Companies which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Acquired Companies as a whole;
(b)
other than in the Ordinary Course of Business, incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other person;
(c)
(i) adjusted, split, combined or reclassified the Equity Securities of any Acquired Company; (ii) granted any stock options, warrants, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or granted any person any right to acquire any Equity Securities of any Acquired Company; or (iii) issued, sold or otherwise permitted to become outstanding any additional Equity Securities or securities convertible or exchangeable into, or exercisable for, any Equity Securities of any Acquired Company;
(d)
settled any claim, suit, action or proceeding against any Acquired Company, except in the Ordinary Course of Business, in an amount and for consideration not in excess of $100,000 individually or $500,000 in the aggregate or that did not or would not impose any material restriction on the business of any Acquired Company;
(e)
merged or consolidated any Acquired Company with any other person, or restructured, reorganized or completely or partially liquidated or dissolved any Acquired Company;

(f)
made, or committed to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;
(g)
made, changed or revoked any material Tax election, changed an annual Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Legal Requirement) with respect to Taxes, or settled any Tax claim, audit, assessment or dispute or surrendered any right to claim a refund or credit of Taxes, entered into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract (other than any Contract entered into in the Ordinary Course of Business which does not have Taxes as its primary purpose) or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(h)
changed its accounting methods, principles or practices, other than changes required by applicable Legal Requirements or GAAP or regulatory accounting as concurred by Acquired Companies’ independent public accountants;
(i)
entered into any Contract of more than $100,000 individually, or $500,000 in the aggregate, per annum, other than in the Ordinary Course of Business;
(j)
other than as set forth in Section 3.12(a) of Seller’s Disclosure Statement, granted any increase in the base pay of any employee or granted any increase in or established or amended any insurance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options), stock purchase or other employee benefit plan, payable or to become payable to any directors, officers, or employees of the Acquired Companies (other than normal salary adjustments to employees made in the ordinary course of business consistent with past practice), or any grant of severance, termination or change in control pay, or any contract or arrangement entered into to make or grant any severance, termination or change in control pay, any payment of any material bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors and officers of any Acquired Company;
(k)
amended the Organizational Documents of any of the Acquired Companies;
(l)
entered into any lease of real or personal property, other than in the Ordinary Course of Business;
(m)
declared, set aside or paid any dividend or distribution (whether in cash, securities or property or any combination thereof) in respect of any Equity Securities of any Acquired Company or any securities or obligations convertible into or exchangeable for any equity securities of any Acquired Company or any redemption, purchase or other acquisition of its securities, except for dividends, distributions and other similar capital transactions between or among the Acquired Companies or the distribution of Cash on Hand permitted pursuant to Section 5.2(a); or
(n)
taken any action which, if taken or authorized between the date of this Agreement and the Closing Date, would have required the consent of Buyer pursuant to Section 5.2.

(o)
entered into any agreement, whether oral or written, to do or make any commitment to do or adopted any board resolution or committee resolution to do any of the foregoing.
3.8
Condition and Sufficiency of Assets.
(a)
The Acquired Companies own all tangible personal property reflected as owned on the balance sheet of the Acquired Companies as of the Interim Balance Sheet Date (other than inventory sold since such date in the Ordinary Course of Business), free and clear of all Encumbrances, other than Permitted Encumbrances and those identified on Section 3.8(a) of Seller’s Disclosure Statement. All the tangible personal property purchased or otherwise acquired by the Acquired Companies since the Interim Balance Sheet Date (other than inventory acquired and sold since the Interim Balance Sheet Date in the Ordinary Course of Business) is owned by the Acquired Companies free and clear of all Encumbrances other than Permitted Encumbrances and those identified on Section 3.8(a) of Seller’s Disclosure Statement. The Acquired Companies have valid leasehold interests in or licenses to (as applicable) the leased or licensed assets or properties used by the Acquired Companies in the Business. The Acquired Companies own or otherwise have the sole and exclusive right to all strategic plans of the Acquired Companies, including all acquisition and transaction prospect lists.
(b)
The assets owned and leased by the Acquired Companies constitute all of the assets used in connection with the business of the Acquired Companies, and such assets constitute all of the assets necessary for the Acquired Companies to continue to conduct their business following the Closing as it is being presently conducted, except for ordinary course business support services provided by Seller Parent or its Affiliates to the Acquired Companies, and to be provided pursuant to the Transition Services Agreement. All of the material tangible assets used in or necessary for the operation of the Business of the Acquired Companies are in good operating condition and repair taking into account the age of such property (normal wear and tear excepted). Seller does not own any assets or properties used in the Business conducted by any Acquired Company.
3.9
Inventory. All inventories of the Acquired Companies reflected on the balance sheets of the Acquired Companies as of the Interim Balance Sheet Date consist of a quality and quantity usable in the Ordinary Course of Business, net of any reserves therein. The reserve for obsolescence with respect to inventory is adequate and calculated consistent with past practice.
3.10
Legal Proceedings.
(a)
Except as disclosed in Section 3.10(a) of the Seller’s Disclosure Statement, no Acquired Company is, or has been during the Lookback Period, a party to any, and there are no pending or, to the Knowledge of Seller, threatened in writing, Proceedings or claims of any nature against the Seller Parent, Seller, or any Acquired Company or challenging the validity or propriety of the Contemplated Transactions.
(b)
Except as disclosed in Section 3.10(b) of the Seller’s Disclosure Statement, there is, or has been during the Lookback Period, no Order imposed upon Seller, Seller Parent (only with respect to any Acquired Company), or any Acquired Company or the assets of any Acquired Company.

3.11
Taxes and Tax Returns. Except as disclosed in Section 3.11 of Seller’s Disclosure Statement:
(a)
Each Acquired Company has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement with the appropriate Governmental Body. All such Tax Returns are true, correct and complete in all material respects. Each Acquired Company has timely paid in full to the appropriate Governmental Body all Taxes that are due and owing by such Acquired Companies (whether or not shown on any Tax Return).
(b)
Each Acquired Company has (i) properly and timely deducted and withheld all Taxes required to be so deducted and withheld, and (ii) properly remitted to the proper Governmental Body all Taxes required to be remitted with respect to amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party, and each Acquired Company has materially complied with all reporting and recordkeeping requirements relating to such Taxes (including, without limitation, the timely filing and delivery of all IRS Forms W-2 and 1099 with respect thereto).
(c)
With respect to any period for which the applicable statute of limitations has not expired, none of the Acquired Companies is delinquent in the payment of any Tax. The Acquired Companies have not executed any agreements or waivers extending any statute of limitations on, or extending the period for the assessment or collection of, any Tax which agreement or waiver is still in effect.
(d)
None of the Acquired Companies is a party to any Contract or other agreement that contains any Tax allocation, Tax sharing or Tax indemnification provision with a Person that is not an Acquired Company (other than commercial agreement entered into in the Ordinary Course of Business and with respect to which Taxes are not a primary purpose).
(e)
There is no Proceeding pending or threatened concerning any liability for Taxes of any Acquired Company. No Acquired Company has received any notice of reassessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn.
(f)
No Acquired Company has any liability for the unpaid Taxes of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, as a result of joint and several liability, by Contract, or otherwise. No Acquired Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return.
(g)
No Acquired Company is, or has ever been, a party to any “reportable transaction” as defined in Section 6707(A)(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).
(h)
At all times since March 11, 2021, each of the Acquired Companies has been properly classified as a disregarded entity for federal income Tax purposes. At all times prior to March 11, 2021, each of the Acquired Companies was a validly electing S corporation for federal income Tax purposes.

(i)
No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a Governmental Body in a jurisdiction where any of the Acquired Companies does not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.
(j)
There are no Encumbrances for any Taxes (other than statutory Encumbrances for Taxes not yet due and payable) on any of the properties or assets of any Acquired Company.
(k)
All Taxes that each Acquired Company has been required to collect in respect of sales Taxes has been collected and have been paid over in the appropriate amounts to the proper Governmental Body in accordance with applicable Legal Requirements, and, to the extent applicable, all documentation and adequate records have been maintained with respect to any customer exemptions with respect thereto.
(l)
Neither Buyer nor any Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, use of the cash method of accounting or use of an improper method of accounting, by any Acquired Company for a taxable period (or portion thereof) ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Legal Requirement); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Legal Requirement) entered into by any Acquired Company on or prior to the Closing; (iii) installment sale or open transaction disposition made by any Acquired Company at or prior to the Closing; (iv) any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code; or (v) any election under, or application of, IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code or Section 456 of the Code (or any corresponding provision of state or local Legal Requirement), or any other prepaid amounts or advanced payments received or accrued prior to the Closing.
(m)
Fees, charges, costs or expenses pursuant to affiliate services agreements or arrangements to which any Acquired Company is a party have been made on an arms’ length basis (within the meaning of Section 482 of the Code) in all material respects. No claim has been asserted by any Governmental Body that any Acquired Company is liable for any Taxes based on Section 482 of the Code (or any corresponding provision of state, local or non-U.S. Legal Requirements).
(n)
Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and regulations promulgated thereunder.
(o)
Each Acquired Company has complied in all material respects with applicable Legal Requirements regarding escheatment and the reporting of unclaimed property, in each case, to the appropriate Governmental Body.
(p)
No Acquired Company is subject to or has requested any private letter ruling, technical advice memoranda, or any similar ruling with regard to the Tax matters of any Acquired Company.

(q)
No Acquired Company has granted to any Person any power of attorney with respect to any Tax matter that currently is in force.
(r)
No Acquired Company (i) has claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) has taken any additional depreciation pursuant to Section 2307 of the CARES Act.
(s)
None of (i) the goodwill, (ii) the going concern value or (iii) the other intangible assets of any Acquired Company that would not be depreciable or amortizable in the hands of Buyer but for Section 197 of the Code, was held or used on or before August 10, 1993 by an Acquired Company or Seller, or any Person related to Buyer, within the meaning of Section 197(f)(9)(C) of the Code, on and after the Closing Date, or could fail to qualify as an “amortizable section 197 intangible” as a result of Section 197(f)(9)(A) of the Code.
(t)
The Acquired Companies have provided to Buyer a true, correct and complete copy of each Acquired Company’s U.S. federal income Tax Returns (and all related state income Tax Returns) for all taxable periods beginning after December 31, 2018.
3.12
Employees. The sole and exclusive representations and warranties of Seller Parent and Seller with respect to employment law matters are set forth in this Section 3.12.
(a)
Section 3.12(a) of Seller’s Disclosure Statement sets forth the following information (to the extent applicable) with respect to each employee of any Acquired Company as of the date of this Agreement, including each employee on leave of absence or layoff status: name, job title, date of hire, current annual base salary or current wage rate (as applicable), 2023 bonus eligibility and/or target, classification as exempt or non-exempt for wage and hour purposes, PTO or vacation leave that is accrued but unused, and services credited for purposes of vesting and eligibility under any Company Benefit Plan. Section 3.12(a) of Seller’s Disclosure Statement also sets forth the name, date of engagement and rate of pay of, and services rendered by, any independent contractors who render services on a regular basis to, or are under contract with, any Acquired Company.
(b)
There is no collective bargaining agreement in effect between any Acquired Company and any labor unions or organizations representing any of the employees of the Acquired Companies. None of the Acquired Companies has experienced any organized slowdown, work interruption, strike or work stoppage by its employees, and, to the Knowledge of Seller, there is no strike, labor dispute, unfair labor practice charge, or union organization activity pending or threatened affecting any Acquired Company.
(c)
Except as set forth on Section 3.12(c) of Seller’s Disclosure Statement, the employment of each employee of the Acquired Companies is terminable at the will of the respective Acquired Company, as applicable, and no Acquired Company is a party to any employment, non-competition, severance or similar contract or agreement with any employee. No Key Employee of the Acquired Companies has provided written notice of termination of employment, and, to the Knowledge of Seller, no Key Employee of any Acquired Company intends to terminate his or her employment with the Acquired Company. To the Knowledge of Seller, no employee of any Acquired Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any person other than an Acquired Company that adversely affects the performance of that employee’s duties as an employee of the Acquired Company.
(d)
Except as described in Section 3.12(d) of Seller’s Disclosure Statement, the Acquired Companies are, and since January 1, 2020, have been, in compliance in all material respects with all Legal Requirements regarding employment and employment practices, including terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, collective bargaining, labor practices, classification of employees and contractors, leaves of absence, workers’ compensation, unemployment, child labor, background checks, work authorization (including Form I9 requirements), unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended (“IRCA”). There is no unfair labor practice charge or any other proceeding brought by or on behalf of any current or former employee or independent contractor of the Acquired Companies under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of Seller, threatened against the Acquired Companies.
(e)
Since January 1, 2018, the Acquired Companies have obtained and retained a complete and accurate copy of each employee’s Form I9 (Employment Eligibility Verification Form) and all other records or documents required to be prepared, procured or retained pursuant to IRCA. Since January 1, 2018, the Acquired Companies have not been cited or fined, nor has any legal proceeding been initiated or threatened against the Acquired Companies, by reason of any actual or alleged failure to comply with IRCA.
3.13
Employee Benefits. The sole and exclusive representations of Seller Parent and Seller with respect to employee benefits matters are set forth in this Section 3.13.
(a)
Section 3.13(a) of Seller’s Disclosure Statement sets forth a true and complete list of all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether written or unwritten), sponsored, maintained or contributed to or required to be contributed to by any Acquired Company or by any trade or business, whether or not incorporated, which would be deemed a “single-employer” with any Acquired Company under Section 4001 of ERISA (a “Company ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of the Acquired Companies or any Company ERISA Affiliate, or with respect to which the Acquired Companies or any Company ERISA Affiliate otherwise has any liabilities or obligations (the “Company Benefit Plans”).
(b)
No Company Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iii) a multiple employer plan as defined in Section 413(c) of the Code; or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and no Acquired Company nor any Company ERISA Affiliate has ever maintained, contributed to, or been required to contribute to any employee benefit plan described in clauses (i), (ii), (iii) or (iv) above.
(c)
None of the Company Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, nor any other written or oral agreement entered into by an Acquired Company, provide for continuing medical, dental, vision, life or disability insurance benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. There exists no basis upon which any Acquired Company or a Company ERISA Affiliate of an Acquired Company would be expected to be subject to any penalties or assessable payments under Section 4980H of the Code, nor has any Acquired Company or any Company ERISA Affiliate of any Acquired Company received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.
(d)
With respect to each Company Benefit Plan, Seller Parent has delivered or made available to Buyer complete copies of each of the following documents: (i) a copy of each written Company Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Company Benefit Plan documents, if amended within the last two (2) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion letter upon which the plan sponsor is entitled to rely received from the IRS; (vi) any actuarial reports; (vii) all material correspondence with the IRS, Department of Labor and the Pension Benefit Guaranty Corporation regarding any Company Benefit Plan; and (viii) all discrimination tests for each Company Benefit Plan for the three (3) most recent plan years, if any. Seller Parent has disclosed or made available to Buyer the terms and conditions of any unwritten Company Benefit Plan.
(e)
Except as identified in Section 3.13(e) of Seller’s Disclosure Statement referenced above, during the Lookback Period (i) each of the Company Benefit Plans has been operated and administered in compliance with ERISA and the Code in all material respects, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter (upon which the relevant Acquired Company is permitted to rely) from the IRS that such Company Benefit Plan is so qualified, and to the Knowledge of Seller, there are no existing circumstances or any events that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan, (iii) all contributions due and payable by the Acquired Companies with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (iv) no Acquired Company or Company ERISA Affiliate of an Acquired Company nor, to the Knowledge of Seller, any other person, including any fiduciary, has engaged in a transaction in connection with which the Acquired Companies, any Company Benefit Plan or Buyer will be subject to either a material civil penalty assessed pursuant to applicable Legal

Requirements, including Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to applicable Legal Requirements, including Section 4975 or 4976 of the Code, and (v) there are no pending or, to the Knowledge of Seller, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, or examinations, correction proceedings or audits of any Company Benefit Plan by any Governmental Body.
(f)
Except as identified in Section 3.13(f) of Seller’s Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of any Acquired Company from such Acquired Company under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No Acquired Company has announced any type of plan or binding commitment to (1) create any additional Company Benefit Plan, or (2) amend or modify any existing Company Benefit Plan with any current or former employee, independent contractor or director.
(g)
Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, and no employee or former employee of any Acquired Company is entitled to any gross-up or otherwise entitled to indemnification by any Acquired Company or any Company ERISA Affiliate for any violation of Section 409A of the Code.
(h)
There currently is not and never has been any Company Benefit Plan that is or has been subject to the Legal Requirements of a jurisdiction other than the United States.
3.14
Compliance with Applicable Law.
(a)
The Acquired Companies hold, and have at all times during the Lookback Period, held, all material Governmental Authorizations necessary for the lawful conduct of their respective businesses (and have paid all material fees and assessments due and payable in connection therewith) and to the Knowledge of Seller, no suspension or cancellation of any such Governmental Authorization. The Acquired Companies have at all times during the Lookback Period, complied in all material respects with, and are not in default in any material respect under, any applicable Legal Requirements relating to the Acquired Companies, it properties, assets and the operation of its Business.
3.15
Certain Contracts.

(a)
Except as disclosed in Section 3.15 of Seller’s Disclosure Statement, no Acquired Company is a party to or bound by any legally binding Contract:
(i)
with respect to the employment of any directors, officers or employees of an Acquired Company, or the engagement of any independent contractor (excluding any third party vendor),
(ii)
with respect to a doctor of medicine or other licensed medical provider who is not an employee;
(iii)
providing for deferred compensation, severance, change in control, “parachute” terms, vesting acceleration, debt forgiveness, transaction bonus, or any similar payments for the benefit of any officers and/or employees;
(iv)
which, upon the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Acquired Companies or Buyer to any officer or employee thereof,
(v)
which materially restricts the conduct of any line of business by any Acquired Company or upon consummation of the Contemplated Transactions will materially restrict the ability of Buyer to engage in any line of business,
(vi)
with or to a labor union or guild (including any collective bargaining agreement),
(vii)
that requires the payment by the Acquired Companies or Buyer of amounts in excess of $500,000 individually over the course of their remaining term,
(viii)
that accounts for receipts by the Acquired Companies or Buyer of amounts in excess of $500,000 (or $1,000,0000 with respect to third party payor contracts) individually over the course of their remaining term,
(ix)
that provides for any Acquired Company’s receipt of core services required by the Medicare Conditions of Participation or Conditions of Payment (i.e., respite, general inpatient care, room and board, and outpatient services),
(x)
with a referral source, including but not limited to any contract with a healthcare provider for the provision of services, rental of space, and/or rental of equipment,
(xi)
with any Material Contracted Care Partner, Material Supplier or Material Payor,
(xii)
pursuant to which any Acquired Company manages the operations of any other Person or pursuant to which any Acquired Company has management services provided to it,

(xiii)
with a Governmental Body, including, without limitation, any settlement, conciliation or similar contract,
(xiv)
(including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits under which will be increased, or the vesting of the benefits under which will be accelerated, by the consummation of any of the Contemplated Transactions, or the value of any of the benefits under which will be calculated on the basis of any of the Contemplated Transactions,
(xv)
with respect to a lease or license involving any personal properties or personal assets (whether tangible or intangible) in which the annual expense exceeds $50,000;
(xvi)
with respect to an IP License, other than non-exclusive, in-bound licenses of “shrink wrap” and similar generally available commercial Software owned by a third party with an initial or ongoing cost of less than $50,000 during any twelve (12) month period;
(xvii)
under which any Acquired Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment, obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of any such indebtedness, in each case, relating to amounts in excess of $50,000 which are still outstanding;
(xviii)
relating to the disposition or acquisition of the assets of, or any Equity Securities in, any business enterprise within the three (3) year period preceding the date of this Agreement, other than the purchase or sale of inventory or assets in the Ordinary Course of Business;
(xix)
concerning joint venture or partnership agreements, or the sharing of profits, or any similar arrangement;
(xx)
granting an exclusive right to any other party (including any right of first refusal, right of first offer or right of first negotiation);
(xxi)
containing a “most favored nation” provision;
(xxii)
with any group purchasing organization;
(xxiii)
requiring any Acquired Company to indemnify any Person (other than in the Ordinary Course of Business), including any Contract requiring any Acquired Company to act as a guarantor or surety (irrespective of the amount involved); and
(xxiv)
with respect to each Lease.

Each Contract of the type described in this Section 3.15(a), whether or not set forth in Seller’s Disclosure Statement, is referred to herein as a “Company Material Contract.”

(b)
(i) The Acquired Companies have made available to Buyer true and complete copies of each Company Material Contract (inclusive of all amendments thereto), (ii) each Company Material Contract is valid and binding on the Acquired Company that is a party thereto, as applicable, and in full force and effect, (iii) the Acquired Company that is party to the Company Material Contract is in compliance in all material respects with the terms and conditions of each such Company Material Contract, and, to the Knowledge of the Company, each other Person that is a party to each such Company Material Contract is in compliance in all material respects with the terms and conditions of such Company Material Contract, (iv) no event or condition currently exists which constitutes or, after notice or lapse of time or both, will constitute a default on the part of the Acquired Company that is party to the Company Material Contract under any such Company Material Contract and (v) no Acquired Company has received verbal or written notice from any Person who is a party to any Company Material Contract threatening any termination, cancellation, or material change to the terms of any Company Material Contract.
3.16
Real Estate.
(a)
None of the Acquired Companies presently owns any real property. Except for the leases and licenses described in Section 3.16(a) of Seller’s Disclosure Statement (including all amendments, extensions, renewals, guaranties and other agreements or Contracts with respect thereto) (each a “Lease” and collectively, the “Leases”), no Acquired Company leases any real property. All Leases for real property to which any Acquired Company is a party are in full force and effect and are binding and enforceable against lessee and, to the Knowledge of Seller, the lessors, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified, have been provided or made available to Buyer or its advisors.
(b)
Each of the Acquired Companies is entitled to and has exclusive possession of the real property subject to the Leases (the “Leased Real Property”). The Leased Real Property is not subject to any other legally binding lease, sublease, tenancy, subtenancy or license or any legally binding agreement to grant any such lease, tenancy or license, and there is no person in possession or occupation of, or who has any current right to possession or occupation of, the Leased Real Property other than the Acquired Companies. Each Acquired Company has a good and valid leasehold interest in the applicable Leased Real Property, in each case, free and clear of any Encumbrances.
(c)
With respect to the Leased Real Property:
(i)
No Acquired Company is in material default under the terms of the Leases;
(ii)
to the Knowledge of Seller, the lessor is not in material default under any of the terms of the Leases; and

(iii)
to the Knowledge of Seller, all existing water, drainage, sewage and utility facilities relating to the Leased Real Property are adequate for the Acquired Companies’ existing use and operation of the Leased Real Property.
(d)
The Leased Real Property is zoned for the purposes for which it is being used by the Acquired Companies.
3.17
Undisclosed Liabilities; Indebtedness.
(a)
Except for liabilities and obligations (i) set forth or adequately provided for in the consolidated balance sheet of the Acquired Companies as of the Interim Balance Sheet Date, (ii) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, (iii) incurred in connection with this Agreement or the Contemplated Transactions, or (iv) set forth in Section 3.17(a) of Seller’s Disclosure Statement, no Acquired Company has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable. Except as set forth in Section 3.17(a) of Seller’s Disclosure Statement, none of the Acquired Companies has any Debt.
(b)
Section 3.17(b) of Seller’s Disclosure Statement sets forth a list of each loan, application for assistance or stimulus payment that the Acquired Companies received or for which the Acquired Companies applied pursuant to any COVID-19 Measures, including any Paycheck Program Protection loan, Economic Stabilization Fund loan, other United States Small Business Administration loan, Provider Relief Fund or Medicare Advance Payment (collectively, the “COVID-Assistance”). All certifications, representatives, and indications made by or on behalf of the Acquired Companies to any Person, including any Governmental Body, in connection with the COVID-19 Assistance were correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. The Acquired Companies used the proceeds from the Provider Relief Funds solely for the purposes permitted by the CARES Act, as described in the applicable Provider Relief Fund Terms and Conditions and any DHHS guidance related thereto. The Acquired Companies have complied with, and continue to comply with, all aspects of the Provider Relief Fund program under the CARES Act, including any applicable reporting and auditing requirements. The Company and the Acquired Companies have taken commercially reasonable efforts to maintain accounting records associated with the Provider Relief Funds received by or on behalf of the Acquired Companies in compliance with the applicable Provider Relief Fund Terms and Conditions and related guidance available as of the date hereof.
3.18
Insurance. Section 3.18 of Seller’s Disclosure Statement sets forth a complete and accurate list of all insurance policies under which any of the assets or properties of the Acquired Companies are covered or otherwise relating to the business of the Acquired Companies (the “Insurance Policies”), including policy numbers, names of insurers and type of liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each Insurance Policy is claims-made or occurrence-based. Each such policy is in full force and effect, and the Acquired Companies have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such Insurance Policy. No Acquired Company is in breach or default under any Insurance Policy. To the Knowledge of the Company, the insurance policies are sufficient for compliance with all Legal Requirements and agreements to which any Acquired Company is bound. There is no claim pending under any Insurance Policy or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
3.19
Intellectual Property. The sole representations and warranties of Seller Parent and Seller with respect to matters relating to intellectual property are set forth in this Section 3.19.
(a)
Section 3.19 of Seller’s Disclosure Statement sets forth a true, complete and correct list of all (i) domain names of the Acquired Companies, fictional business names, trade names, registered trademarks, service marks and applications for the same of the Acquired Companies (collectively, the “Marks”); (ii) all other registered Intellectual Property owned by or exclusively licensed to the Acquired Companies; and (iii) all material unregistered Intellectual Property owned by the Acquired Companies or used in connection with the business of the Acquired Companies (collectively, the Marks and clauses (ii) and (iii), the “Owned Intellectual Property”). For each registered Mark, Section 3.19 of Seller’s Disclosure Statement lists the registration number and the jurisdiction of registration beside each Mark. No Owned Intellectual Property has been or is now involved in any opposition, invalidation or cancellation, and no Acquired Company nor the operation of such Acquired Company’s business is currently infringing, misappropriating, diluting or otherwise violating, and no Acquired Company has infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any other Person. No Acquired Company has received any written notice, demand, or claim with respect to any actual or alleged infringement, misappropriation, misuse, or violation of the Intellectual Property rights of a Person. To the Knowledge of Seller, no other Person is in conflict with or in violation or infringement of or misappropriating, the Owned Intellectual Property.
(b)
The Acquired Companies, taken as a whole, exclusively own all right, title and interest in and to Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances or Encumbrances securing Debt being paid off at Closing). All Owned Intellectual Property that is registered with a Governmental Body is subsisting and valid and enforceable. The Acquired Companies have the right to use any third party Intellectual Property or Software that is used in or necessary for the business of the Acquired Companies as currently conducted by the Acquired Companies as of the date hereof. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the business of the Acquired Companies as conducted as of the Closing Date.
(c)
The computers, computer networks, information technology systems, software, platforms, data processing systems, software, computer hardware, and communication and storage systems of the Acquired Companies (collectively, the “Company Systems”) are sufficient for the needs of the businesses of the Acquired Companies as currently conducted. To the Knowledge of Seller, the Company Systems are free from material bugs and defects and the Company Systems have not suffered any material malfunction, failure, or other adverse event that has not been remediated or replaced in all material respects. All Company Systems are free of, and the Acquired Companies have taken commercially reasonable steps to prevent the introduction of, any virus, malware, spyware or other device or code that could reasonably be expected to disrupt, disable, or otherwise impair the normal operation of, or provide unauthorized access to any Company Systems.

(d)
Each member of the Acquired Companies has implemented and maintained commercially reasonable security and data protection, information security and privacy policies and procedures to safeguard, and maintain the confidentiality, integrity, and security of all Company Systems, Software, confidential information, trade secrets, products and services of the Acquired Companies, and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Information, financial information, and other sensitive information (as such information or terms are defined and/or regulated under applicable Law) against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption. During the Lookback Period, there have been no unauthorized intrusions or breaches of the security of the Company Systems or Personal Information.
(e)
The Acquired Companies have at all times complied in all material respects with the Acquired Companies’ privacy policy published or made available to data subjects from which the Acquired Companies collect Personal Information or other data and such privacy policies are in compliance in all material respects with applicable Data Privacy and Security Laws. Neither the execution, delivery or performance by Seller Parent, Seller, and the Acquired Companies of this Agreement or any of the other agreements referred to in this Agreement nor the consummation by Seller Parent, Seller, and the Acquired Companies of any of the transactions contemplated hereby will result in any violation of the Acquired Companies’ privacy policies or Data Privacy and Security Laws.
3.20
Transactions with Related Persons. Except as set forth on Section 3.20 of Seller’s Disclosure Statement, there are no outstanding amounts payable to or receivable from, or advances by any Acquired Company to, and no Acquired Company is otherwise a creditor or debtor to or party to any Contract with, any Related Person of any Acquired Company, other than part of the normal and customary terms of such persons’ employment or service as an officer, employee, or director with an Acquired Company. Except as set forth on Section 3.20 of Seller’s Disclosure Statement, no Related Person owns any interest in any property owned by any Acquired Company or has engaged in any transaction with any Acquired Company within the last twelve (12) months other than part of the normal and customary terms of such person’s employment.
3.21
Environmental Liability. The sole and exclusive representations and warranties of Seller Parent and Seller with respect to Environmental Law matters are set forth in this Section 3.21.
(a)
There are no Proceedings, claims, causes of action, investigations or remediation activities of any nature seeking to impose on the Acquired Companies, or that would reasonably be expected to result in the imposition on the Acquired Companies of, any liability or obligation arising under any Environmental Law or relating to Hazardous Materials pending or, to the Knowledge of Seller, threatened against the Acquired Companies, and to the Knowledge of Seller there is no reasonable basis for any such Proceeding, claim, cause of action or investigation, or remediation activity.
(b)
The Acquired Companies are, and at all times during the Lookback Period have been, in compliance in all material respects with all applicable Environmental Law, including holding and complying with all Governmental Authorizations required under applicable Environmental Law for their respective operations.

(c)
There has been no Release of, and there is no Threat of Release of, any Hazardous Material by the Acquired Companies at any location or by any Person at, on, under, to, or from any real property owned, operated or otherwise used by the Company, including any Leased Real Property.
3.22
Healthcare Law Matters. The sole and exclusive representations and warranties of Seller Parent and Seller with respect to Healthcare Law matters are set forth in this Section 3.22.
(a)
The Acquired Companies are and have been at all times during the Lookback Period in material compliance with all applicable Healthcare Laws. In accordance with 42 C.F.R. § 424.550(b), the initial enrollment in the Medicare Program of each home health agency owned by the Acquired Companies or Seller will have occurred at least thirty-six (36) months prior to the Closing Date, and no such agency will have experienced a “change in majority ownership” (as such term is defined at 42 C.F.R. § 424.502) during the thirty-six (36) months preceding the Closing Date, or, if such a change will have occurred for any home health agency owned by the Acquired Companies or Seller, that the requirements of one of the exceptions set forth at 42 C.F.R. § 424.550(b)(2) will have been satisfied.
(b)
The Acquired Companies possess, and have possessed at all times during the Lookback Period, all Governmental Authorizations necessary with respect to the ownership and operation of the businesses operated by the Acquired Companies (collectively, the “Healthcare Permits”), a list of which is attached hereto as Section 3.22(b) of Seller’s Disclosure Statement. No Proceeding is pending or, to the Knowledge of Seller, threatened, to revoke, suspend, cancel, terminate or otherwise adversely modify any of the Healthcare Permits. Each Healthcare Permit is valid and in full force and effect. Subject to the parties’ receipt of those filings, consents and approvals noted on Section 3.22(b) of Seller’s Disclosure Statement, none of the Healthcare Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement or the consummation of the transactions contemplated hereby.
(c)
Except as disclosed in Section 3.22(c) of Seller’s Disclosure Statement, during the Lookback Period no Governmental Body has conducted or given the Acquired Companies written notice that it intends to conduct any audit or other review of the Acquired Companies’ participation in the Medicare or Medicaid programs, excepting audits and surveys for compliance done in the ordinary course of business to determine compliance with Medicare or Medicaid conditions of participation that did not result in a corrective action plan, monetary penalty or assessment, or disciplinary action.
(d)
During the Lookback Period, the Acquired Companies and their respective directors, officers, owners, members, managers, employees, contractors or to Seller’s Knowledge, agents (with respect to contractors and agents, during or including any time in which they were providing services for or to the Acquired Companies), have not (i) been excluded, suspended, debarred, precluded, or otherwise prohibited from participation in any Government Program, nor, is any such exclusion, debarment, suspension, preclusion, or prohibition pending or threatened; (ii) been convicted of, charged with or investigated for a Government Program or Third‑Party Payor program related offense or a violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; (iii) been subject to any order or consent decree of, or criminal or civil fine or penalty relating to any Government Program imposed by or on behalf of any Governmental Body, (iv) been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the “list of Excluded Individuals/Entities” on the website of the United States Department of Health and Human Services Office of Inspector General (“HHS-OIG”), or (v) been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.
(e)
Except as disclosed in Section 3.22(e) of Seller’s Disclosure Statement, neither the Acquired Companies nor any of their respective officers, directors, employees, or, to Seller’s Knowledge, any contractors (when they were providing services for or to the Acquired Companies), (a) are or have been during the Lookback Period a party to any material corrective action plan, any Corporate Integrity Agreement, deferred prosecution agreement, settlement agreement or similar undertaking with or imposed by a Governmental Body (including without limitation the HHS-OIG), (b) have (or during the Lookback Period have had) reporting obligations pursuant to any settlement agreement entered into with any Governmental Body, (c) have made any voluntary or other self-disclosure to any Governmental Body of any potential or actual noncompliance with any Healthcare Law or Healthcare Permit (excluding the making of any repayment or refunds in the ordinary course of business), or (d) to the Knowledge of the Seller is the subject of or a defendant in any unsealed qui tam proceeding.
(f)
The Acquired Companies, as applicable, are, and have been to the extent required throughout the Lookback Period, certified for participation in, and party to, such provider agreements for payment by Government Program and Third‑Party Payor program as disclosed in Section 3.22(f) of Seller’s Disclosure Statement for the provision of home health, hospice, and private duty nursing services, as applicable, and such provider agreements are current and valid. All associated provider numbers for such Government Programs and Third‑Party Payor programs are listed in Section 3.22(f) of Seller’s Disclosure Statement. Each Acquired Company is in good standing in each Government Program and Third‑Party Payor program in which it participates. With respect to each contract with a Government Program and Third‑Party Payor program to which any Acquired Company is a party, throughout the Lookback Period, such Acquired Company has materially complied with all applicable requirements, including conditions of payment or participation, and are not in material breach of or material default under any such contract. No event has occurred, or, to the Knowledge of the Seller, is pending or has been threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a breach or default by any Acquired Company under any such contract. No Acquired Company has received any notice that there is any investigation, audit, claim, review, inquiry or proceeding pending or threatened against any of the Acquired Companies that would reasonably be expected to result in a revocation, suspension, termination, probation, or substantial restriction of any participation by such Acquired Company in any Third‑Party Payor program.
(g)
During the Lookback Period, services billed by each Acquired Company to a Government Program or Third‑Party Payor have been supported in all material respects by documentation maintained in accordance with such Acquired Company’s applicable policies and procedures, consistent with industry standards and requirements of the applicable Government Program or Third‑Party Payor such that no failure to comply has resulted in or would reasonably be expected to result in a recoupment or required repayment, criminal penalty, civil penalty, fine or act of or against such Company. During the Lookback Period, claims submitted to any Government Program or Third‑Party Payor by, and all billing practices (including, without limitation, billing, coding, filing, and claims practices, and the related reports and filings, including cost and cap reports) of, each Acquired Company have been filed in compliance in all material respects with all Healthcare Laws applicable to such Government Program and each Acquired Company has paid or caused to be paid all known and undisputed refunds, penalties, overpayments, or other financial assessments which have become due to any Government Program or Third-Party Payor in compliance with the repayment requirements set forth by such Government Program or Third-Party Payor. Except as disclosed in Section 3.22(g) of Seller’s Disclosure Statement, no Acquired Company has any reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Governmental Body and, to the Knowledge of the Seller, none are threatened. Each Acquired Company has filed all cost reports required to be filed under the Medicare Program and the Medicaid Program during the Lookback Period. During the Lookback Period, no Acquired Company has received notice of audits or actual, alleged, possible or potential violations with respect to any cost or cap reports, and to the Knowledge of the Seller, no such audits or actual, alleged, possible or potential violations are threatened. Except as set forth in Section 3.22(g) of Seller’s Disclosure Statement, during the Lookback Period, no deficiency in any such billing practices, including claims for overpayments, take‑backs, prepayment denials, setoff or recoupments, or deficiencies for late filings, has been asserted or to the Seller’s Knowledge threatened by any Governmental Body or any other Third‑Party Payor and there is no basis for any such claims or deficiencies.
(h)
During the Lookback Period, no Acquired Company nor any of their respective officers, member, directors, manager or employees, or contractors or, to Seller’s Knowledge, any agents (with respect to contractors and agents, during or including any time in which they were providing services to the Acquired Companies) has, in violation of any applicable Healthcare Laws, directly or indirectly, (a) offered to pay, paid or agreed to pay any remuneration, in cash or in kind, to, or made any financial arrangements with, any potential, current or former patients or payors, potential, current or former suppliers, potential, current or former clients, contractors or third party payors of the Acquired Company or any other Person in order to obtain business or payments from any such Person, (b) made or agreed to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, or employee or (c) paid or offered to pay any illegal remuneration for any referral to the Acquired Company or received or, solicited any illegal remuneration to refer any client, patient, payor or any other Person to the Acquired Company or any healthcare provider in violation of any applicable Healthcare Laws.
(i)
Each physician, physician’s assistant, nurse practitioner, nurse, mid‑level provider, technician, assistant, research coordinator, data coordinator or other clinical staff or healthcare professional employed or contracted by or otherwise providing healthcare services on behalf of any Acquired Company is duly licensed (to the extent required) to practice his or her profession in the state(s) in which such services are being provided and is validly registered (to the extent required) with the United States Drug Enforcement Administration under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq. (commonly known as the Controlled Substances Act) and with any comparable state controlled substances registration requirements to the extent required by law. Throughout the Lookback Period, to the Seller’s Knowledge, each such personnel has complied in all material respects with all Healthcare Laws relating to the services rendered by him or her on behalf of the Acquired Companies. Throughout the Lookback Period, to the Seller’s Knowledge, no such personnel (while he or she was providing services to or for the Acquired Companies) has (i) had any professional license, Drug Enforcement Agency number (if applicable and to the extent required), Medicare, Medicaid or TRICARE provider number suspended or revoked, or (ii) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Body, hospital, Third‑Party Payor or specialty board. Each Acquired Company has (x) verified, or in the case of independent contractors, required verification from such independent contractors with respect to, the credentials of employees and independent contractors providing patient care or other services reimbursable under Government Programs, (y) conducted criminal background checks on all such employees and required its independent contractors to conduct such checks in its related independent contractor agreements, and (z) screened all such employees under the List of Excluded Individuals/Entities maintained by the HHS-OIG and the System for Award Management’s excluded parties data and required its independent contractors to conduct such screenings in its related independent contractor agreements. During the Lookback Period no event has occurred, and no fact, circumstance or condition exists, that has resulted in the denial, loss, restriction, revocation or rescission of any such professional license or registration of such personnel. No such personnel (i) is subject to a pending disciplinary proceeding, inquiry, or monitoring or (ii) to Seller’s Knowledge, is subject to investigation nor is such proceeding, inquiry or monitoring threatened, in any case under the bylaws or rules of procedure of any Acquired Company, the Drug Enforcement Administration, or any other federal or state professional board or agency charged with regulating the professional activities of such Person or any other Healthcare Law. There is no action pending or threatened with respect to denial, suspension or revocation of medical staff privileges or licensure of any healthcare professional employed with or contracted by any Acquired Company.
(j)
Since the Lookback Period, each Acquired Company has maintained a compliance program that meets all applicable Legal Requirements and compliance program guidance issued by the HHS-OIG, designed to promote compliance with applicable Legal Requirements and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to its operations (the “Compliance Program”). A correct and complete copy of the Acquired Companies’ current Compliance Program has been made available to Buyer, and each Acquired Company is, and has been, in compliance with such program at all times since the Lookback Period.
(k)
The Acquired Companies comply, and have throughout the Lookback Period complied, in all material respects with HIPAA. The Acquired Companies have in place, and comply and have complied with, written policies to protect the security and privacy of Protected Health Information (as defined in 45 CFR §160.103), and such policies comply in all material respects with HIPAA, including with respect to the Acquired Companies’ uses and disclosures of, security protections for, and individual rights regarding, Protected Health Information. The Acquired Companies have conducted all security management processes required by HIPAA, including a risk assessment and information system activity review. The Acquired Companies have in effect with each entity acting as a Business Associate (as defined in HIPAA) of such Acquired Company an agreement that satisfies all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a). When acting as a Business Associate, the Acquired Companies have in effect with the entity on whose behalf such Acquired Company creates, receives, maintains, or transmits Protected

Health Information an agreement that satisfies all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a), and the Acquired Companies are and have complied in all material respects with such agreements. The Acquired Companies maintain, and have maintained during the Lookback Period, administrative, technical, and physical safeguards designed to protect Protected Health Information from unauthorized access or disclosure that are commercially reasonable and, in any event, in material compliance with HIPAA. During the Lookback Period, (x) no Acquired Company has (i) received any claim, information request or notice from any Governmental Body alleging or referencing a violation of HIPAA or the investigation of any breach or the improper use, disclosure or access to any Protected Health Information in its possession, custody or control; or (ii) received any written communication from any Person or Governmental Body alleging that such Company is not in compliance with HIPAA, and (y) without limitation of the foregoing, there has been no unauthorized access, use, disclosure or transfer of any Protected Health Information in the possession, custody or control of the Acquired Companies or a contractor acting on behalf of the Acquired Companies requiring notice to any affected individual or Governmental Body under any applicable Legal Requirement. During the Lookback Period, the Acquired Companies have not experienced any (i) Breach of Unsecured Protected Health Information (as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA), or (ii) any Security Incident (as “Security Incident” is defined by HIPAA). The Acquired Companies have been and are in compliance with, and have since the Lookback Period maintained any been in compliance with, any consents, authorizations, waiver of authorization or other permission pursuant to which the Acquired Companies access, use, disclose, or have accessed, used or disclosed, Protected Health Information (“Privacy Consents”). Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Protected Health Information resulting from such transactions, will violate HIPAA, any policies, or Privacy Consents of the Acquired Companies as such currently exist or as existed at any time during which any of such Protected Health Information or customer information was collected or obtained.
3.23
Directors and Officers. Section 3.23 of Seller’s Disclosure Statement lists each of the directors and officers of each of the Acquired Companies.
3.24
Material Contracted Care Partners, Suppliers and Payors.
(a)
Section 3.24(a) of Seller’s Disclosure Statement sets forth a true and complete list of the 15 largest contracted care partners of the Acquired Companies providing hospice services, measured by the total amount of Acquired Company hospice patients residing at such contracted care partner locations during the most recently completed fiscal year of the Acquired Companies (each, a “Material Contracted Care Partner”), and the number of such Acquired Company hospice patients residing at each such Material Contracted Care Partner. No Material Contracted Care Partner has terminated, cancelled, adversely modified, or failed to renew, or given any Acquired Company notice that references its intention to terminate, cancel, adversely modify, or fail to renew, its business relationship with any Acquired Company (whether or not subject to a contract).
(b)
Section 3.24(b) of Seller’s Disclosure Statement sets forth a true and complete list of the 15 largest suppliers of the Acquired Companies (i.e., which provide the Acquired Companies with products or services), measured by the aggregate amount of sales made by such suppliers to the Acquired Companies during the most recently completed fiscal year of the Acquired Companies (each, a “Material Suppliers”), and the aggregate amount of such sales made by each such Material Supplier during such fiscal year. No Material Supplier has terminated, cancelled, adversely modified, or failed to renew, or given any Acquired Company notice that references its intention to terminate, cancel, adversely modify, or fail to renew, its business relationship with any Acquired Company (whether or not subject to a contract).
(c)
Section 3.24(c) of Seller’s Disclosure Statement sets forth a true and complete list of the 15 largest payors of the Acquired Companies, measured by the aggregate amount of revenue recognized by the Acquired Companies during the most recently completed fiscal year of the Acquired Companies (each, a “Material Payors”), and the aggregate amount of revenues recognized by the Acquired Companies from each such Material Payor during such fiscal year. No Material Payor has terminated, cancelled, adversely modified, or failed to renew, or given any Acquired Company notice that references its intention to terminate, cancel, adversely modify, or fail to renew, its business relationship with any Acquired Company (whether or not subject to a contract).
3.25
No Further Representations. Except for the representations and warranties set forth in Article 3 of this Agreement, each of Seller Parent and Seller does not make, and shall not be deemed to have made, any representation or warranty to Buyer, express or implied, with respect to the Acquired Companies, their respective business or assets, the Contemplated Transactions or otherwise, and each of Seller Parent and Seller hereby disclaims any such representation or warranty not set forth in Article 3 of this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Buyer or its Representatives, including any confidential information presentation prepared or distributed by Houlihan Lokey, and any information, documents, or material made available to Buyer in the data room or in any other form in expectation of the Contemplated Transactions or as to the condition, value, or quality of the business of the Acquired Companies or their respective assets.
4.
Representations and Warranties of Buyer

Except as disclosed in Buyer’s Disclosure Statement attached hereto, Buyer represents and warrants to Seller Parent and Seller as follows:

4.1
Organization and Good Standing. Buyer (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, including performing all of its obligations under this Agreement and the Buyer’s Closing Documents.
4.2
Enforceability and Authority; No Conflict.
(a)
Buyer represents and warrants, that (i) Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated

Transactions; (ii) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly approved by the equity owners of Buyer to the extent required under applicable Legal Requirements or pursuant to the Organizational Documents of Buyer; and (iii) this Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller Parent, Seller and the Acquired Companies) constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(b)
Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transactions will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or violate (A) any Organizational Document of Buyer, or (B) any resolution adopted by the board of directors (or other similar body) or the owners of Buyer; (ii) contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any assets owned or used by Buyer, is subject; or (iii) breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Contract to which Buyer is a party.
(c)
Except for the approval of the board of directors of Addus HomeCare Corporation, which has been obtained prior to the date hereof, Buyer is not required to give notice to or obtain Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transactions.
4.3
Investment Intent. Buyer is acquiring the Membership Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
4.4
Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
4.5
Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with this Agreement or the Contemplated Transactions.
4.6
Due Diligence. Buyer has conducted such investigations of the Acquired Companies as it deems necessary and appropriate and has received all of the information that it has requested from the Seller Parent, Seller, and the Acquired Companies in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

4.7
Non-reliance of Buyer. Except for the specific representations and warranties expressly made by Seller Parent and Seller in Article 3 of this Agreement or in the Seller’s Closing Documents, (a) Buyer represents and warrants that (i) the Seller Parent and Seller are not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Seller Parent, Seller, or any of the Acquired Companies, or any of the Seller Parent’s, Seller’s, or the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Seller Parent, Seller, or the Acquired Companies furnished to Buyer or its Representatives or made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Contemplated Transactions, or in respect of any other matter or thing whatsoever, and (ii) neither the Seller Parent, Seller, nor any of their Representative or any of the Acquired Companies has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in the Seller’s Closing Documents and subject to the limited remedies herein provided, (b) the Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and not set forth in this Agreement or the Seller’s Closing Documents, and acknowledges and agrees that the Seller Parent, Seller, and the Acquired Companies and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person, (c) Buyer specifically disclaims any obligation or duty by the Seller Parent, Seller, or any Acquired Company or any of their respective Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 3 of this Agreement, and (d) Buyer is entering into the Contemplated Transactions and acquiring the Membership Interests in connection with the Contemplated Transactions subject only to the specific representations and warranties set forth in Article 3 of this Agreement.
4.8
Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Contemplated Transactions.
4.9
R&W Binder. Subject only to the execution and delivery of this Agreement, the R&W Binder is in full force and effect (provided that coverage thereunder is subject to the conditions to the insurer’s obligations thereunder as set forth therein). Neither Buyer, nor to the knowledge of Buyer, the other party to R&W Binder is in default or breach of the R&W Binder.
5.
Covenants of Seller Prior to Closing Date
5.1
Access and Investigation. After execution of this Agreement and prior to the Closing Date, and upon reasonable notice from Buyer, Seller Parent and Seller shall, and shall cause each Acquired Company to: (i) furnish Buyer and its Representatives reasonable access during normal business hours to its key employees and books and records and such additional information as Buyer may reasonably request, and (ii) to otherwise cooperate with and assist Buyer to the extent reasonably necessary to obtain applicable Consents of any Governmental Body or third party and to implement the orderly Closing of the Contemplated Transactions.
5.2
Operation of the Businesses of the Acquired Companies. Except for the transactions contemplated by the Pre-Closing Reorganization, after execution of this Agreement and prior to the Closing Date, Seller Parent and Seller shall, and shall cause each Acquired Company (i) not to take any action listed in Section 3.7 hereof and (ii) to take the following actions:
(a)
conduct the business of Seller and such Acquired Company only in the Ordinary Course of Business;
(b)
preserve intact the current business organization of such Acquired Company, use its commercially reasonable efforts to keep available the services of the officers, employees, and agents of such Acquired Company, and maintain its relations and goodwill with customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;
(c)
maintain the assets owned or used by such Acquired Company in a state of repair and condition that complies with Legal Requirements and Contracts and is consistent with the requirements and normal conduct of the business of such Acquired Company;
(d)
keep in full force and effect, without amendment, all material rights relating to the business of such Acquired Company;
(e)
comply in all material respects with all Legal Requirements applicable to such Acquired Company;
(f)
refrain from taking any actions described in Section 3.7(g); and
(g)
maintain all records of such Acquired Company consistent with past practice.
5.3
Filings and Notifications; Cooperation. As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Legal Requirements, Seller Parent and Seller shall, and shall cause each Acquired Company and each of their Related Persons to, (y) obtain all consents required by this Agreement and to make all filings and notifications required by Legal Requirements to be made by them in connection with the Contemplated Transactions (including all filings under the HSR Act); and (z) promptly notify Buyer in writing of any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement. Seller Parent and Seller shall, and shall cause each Acquired Company and each of their Related Persons to, cooperate with, and timely respond to requests from, Buyer, its Related Persons, and their respective Representatives, (a) with respect to all filings and notifications that Buyer or its Related Persons elect to make or shall be required by Legal Requirements to make in connection with the Contemplated Transactions; (b) in identifying and obtaining the Governmental Authorizations required by Buyer to own and operate each Acquired Company from and after the Closing Date; and (c) in obtaining all Consents identified in Section 9.4 of Seller’s Disclosure Statement (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act). Seller Parent and Seller shall and shall cause each Acquired Company to use commercially reasonable efforts to do all things necessary to cause the conditions set forth in Article 8 to be satisfied.
5.4
Exclusive Dealing. After execution of this Agreement and until this Agreement shall have been terminated pursuant to Section 10.1, Seller Parent and Seller shall not, and Seller Parent and Seller shall cause each Acquired Company, Seller Parent and Seller’s other Related Persons, and each of their respective Representatives not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, consider the merits of any inquiries or sale proposals from any Person (other than Buyer), or enter into any Contract or non-binding agreement, relating to any business combination transaction involving Seller or an Acquired Company, however structured, including the direct or indirect (including via a transaction involving a Related Person) sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, any Equity Security of any Acquired Company, or any merger, consolidation, or similar transaction or arrangement.
5.5
Financial Information. After execution of this Agreement, Seller Parent and Seller shall deliver to Buyer within thirty (30) days after the end of each month a copy of each Acquired Company’s financial statements for such month prepared in a manner and containing information consistent with such Acquired Company’s historical past practices consistently applied. For the avoidance of doubt, Seller Parent and Seller makes no representation or warranty with respect to such financial statements.
5.6
401(k) Plan. Seller Parent shall remove the Acquired Companies as participating employers in the AHC 401(k) Profit Sharing Plan (the “401(k) Plan”) immediately prior to the Closing Date and in connection therewith fully vest the 401(k) Plan accounts of all participants who are employed by one of the Acquired Companies and provide for the distribution of such accounts pursuant to applicable Legal Requirements. Seller or Seller Parent shall deliver to Buyer at Closing duly executed resolutions of the Board of Directors of Seller Parent reflecting the actions discussed in this Section 5.6.
6.
Covenants of Buyer Prior to Closing Date
6.1
Filings and Notifications; Cooperation. As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Legal Requirements, Buyer shall, and shall cause each of its Related Persons to, make all filings and notifications required by Legal Requirements to be made by it in connection with the Contemplated Transactions (including all filings under the HSR Act). Buyer shall, and shall cause each of its Related Persons to, cooperate with, and timely respond to requests from, Seller Parent, Seller, each Acquired Company, their Related Persons and their respective Representatives, (a) with respect to all filings and notifications that Seller Parent, Seller, any Acquired Company, or their Related Persons shall be required by Legal Requirements to make in connection with the Contemplated Transactions; and (b) in obtaining all Material Consents; provided, however, that Buyer shall not be required to dispose of or make any change to its business or incur any other material post-Closing obligation in order to comply with this Section 6.1. Buyer agrees not to contact any employee of the Acquired Companies, except after having first obtained written consent from Seller Parent or Seller (which may be in the form of email).

6.2
R&W Binder. Immediately after the execution and delivery of this Agreement, Buyer shall cause the insurer and underwriter of the R&W Policy to bind the R&W Policy and Buyer covenants and agrees to take all action necessary to cause the issuance of the R&W Policy as soon as practicable thereafter, including, without limitation, timely paying all premiums, underwriting costs and other charges associated therewith. Buyer acknowledges and agrees that the R&W Policy shall not be amended or modified from that set forth on Exhibit B in any manner that is or would reasonably be materially adverse to the Seller Parent or Seller without the prior written consent of the Seller Parent or Seller, in each of their sole discretion. The R&W Policy shall provide that the insurance carriers shall not have any rights of subrogation, contribution against or with respect to the Seller Parent, Seller or any of their Affiliates, except in connection with Fraud by Seller Parent or Seller. Further, the R&W Policy shall not provide for any other rights by Buyer or the insurance carriers against the Seller Parent or Seller. Notwithstanding anything to the contrary contained in this Agreement, (a) neither Buyer nor any of its Affiliates or their respective Representatives shall have recourse to the Seller Parent or Seller for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of the Seller Parent or Seller in this Agreement (or in any certificate delivered hereunder), except in the case of Fraud by the Seller Parent or Seller, and (b) the sole and exclusive remedy and recourse of Buyer, any of its Affiliates and their respective Representatives for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of the Seller Parent or Seller in this Agreement (or in any certificate delivered hereunder) shall be to recover under the R&W Policy, except in the case of Fraud by the Seller Parent or Seller. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, or otherwise change, terminate, or waive any term or condition of the R&W Policy in a manner inconsistent with this Section 6.2, or in a manner reasonably expected to be adverse to the Seller Parent, Seller, its Affiliates, or its respective Representatives, as applicable, without the prior written consent of the Seller Parent and Seller. Buyer shall pay or cause to be paid all costs and expenses related to the R&W Policy as they come due, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of the R&W Policy. Buyer shall also satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Policy. From and after the Closing, Buyer shall provide the Seller Parent and Seller with written notice of any claim made against the R&W Policy. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article 8 to consummate the transactions contemplated by this Agreement.
7.
Post-Closing Covenants
7.1
Cooperation and Proceedings; Access to Records.
(a)
After the Closing, each of Seller Parent and Seller shall, and shall cause its Related Persons to, cooperate with Buyer and its counsel and make itself and their Representatives available to Buyer and the Acquired Companies in connection with the institution or defense of any Proceeding involving or relating to any Acquired Company, including providing testimony, Records, and other information, all at Buyer’s expense.

(b)
For a period of six (6) years after the Closing Date, each of Seller Parent and Seller and Buyer will (and Seller Parent and/or Seller shall cause its Related Persons to) make available to each other any Records in the non-requesting party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any tax-related examination of the requesting party or any Acquired Company by any Governmental Body. The party requesting such Records will reimburse the non-requesting party for the reasonable out-of-pocket costs and expenses incurred by the non-requesting party. The non-requesting party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive or privileged information.
7.2
Insurance.
(a)
Seller Parent and Seller shall cause an endorsement to be made to each Insurance Policy naming the Acquired Companies as additional insureds under such Insurance Policies.
(b)
For three (3) years following the Closing, Seller Parent and Seller shall enable the Acquired Companies to make direct claims pertaining to pre-Closing occurrences under the Insurance Policies, and shall cause any such claims to be covered under the terms of such Insurance Policies as if the Acquired Companies were still owned by Seller Parent and Seller with retentions, limitations and terms consistent with those in place under the Insurance Policies in place as of the date of this Agreement.
(c)
Seller Parent and Seller shall not permit the exercise of any rights of subrogation, contribution or other rights against the Acquired Companies in connection with any claims made under the Insurance Policies pursuant to this Section 7.2.
7.3
Confidentiality.
(a)
As used in this Section 7.3, the term “Confidential Information” means all information concerning the business and affairs of any Acquired Company, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and acquisition and transaction prospect lists and files, current and anticipated customer requirements, price lists, market studies, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.
(b)
Each of Seller Parent and Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that each of them shall, and shall cause its Representatives to, (i) keep the Confidential Information confidential; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except as set forth in Section 7.3(e), or with Buyer’s written consent.
(c)
Section 7.3(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a breach of this Section 7.3 by

Seller Parent, Seller, or a third party acting on the behalf of Seller Parent or Seller. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.
(d)
If Seller Parent or Seller becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 7.3, Seller Parent or Seller shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.3, and upon the request of Buyer, Seller Parent or Seller shall provide reasonable assistance, at Buyer sole cost and expense, in obtaining such protective order or other appropriate remedy. In the absence of a protective order or other remedy, Seller Parent or Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the reasonable opinion of Seller Parent’s or Seller’s counsel, Seller Parent or Seller is legally compelled to disclose; provided, however, that Seller Parent or Seller shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.
(e)
The confidentiality restrictions of this Section 7.3 shall not apply to Seller Parent’s, Seller’s, or Seller’s Representatives’ disclosure or use of Confidential Information to the extent legally necessary to make any filing required by any Legal Requirement applicable to Seller Parent, Seller, or its Representatives; file of any Tax Return or any other required filing with a Governmental Body or respond to any proceedings involving any Tax Returns or filings with any Governmental Body; evaluate the basis for, prosecuting, or defending any Proceeding arising out of or involving this Agreement or any dispute with Buyer; or communicating with Seller Parent’s or Seller’s shareholders and their Representatives with respect to any of the foregoing.
7.4
Exculpation, Indemnification, D&O Insurance.
(a)
For a period of six (6) years after the Closing, Buyer will not, and will not permit any of the Acquired Companies to amend, repeal or modify any provision of such entity’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any officers, directors or employees of the Acquired Company (unless required by applicable Legal Requirements), it being the intent of the Parties that the officers and directors of the Acquired Companies as of the date of this Agreement and as of Closing Date will continue to be entitled to such exculpation, indemnification and advancement of expenses. Further, from and after the Closing Date, Buyer agrees to cause the Acquired Companies to comply with and honor any such rights to exculpation, indemnification and advancement; provided that if any claims are asserted or made within such period, all rights to indemnification and exculpation (and to advancement of expenses) in respect of such claims shall continue, without diminution, until disposition of any and all such claims.
(b)
In the event of any threatened or actual claim or Proceeding, whether civil, criminal or administrative, including, without limitation, any such claim or Proceeding in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, a director, officer, or employee of any Acquired Company (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he is or was a director, officer or employee of an Acquired Company or any of their predecessors, whether in any case asserted or arising before or after the Closing Date, the Parties agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Closing Date, the Acquired Companies shall, subject to any limitations of any Legal Requirements, indemnify, defend and hold harmless each such Indemnified Party to the same extent as such Indemnified Party is entitled to be indemnified as of the date of this Agreement by the Acquired Companies pursuant to the Acquired Company’s Organizational Documents in existence as of the date hereof against any Losses (including expenses in advance of the final disposition of any claim or Proceeding to each Indemnified Party upon receipt of an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder) and amounts paid in settlement in connection with any such threatened or actual claim or Proceeding.
(c)
In the event Buyer or the Acquired Companies or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or any of the Acquired Companies, as appropriate, assume the obligations set forth in this Section 7.4.

The provisions of this Section 7.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.5
Public Announcements. Neither Buyer nor Seller Parent or Seller will, and each will cause its respective Affiliates not to, without the prior written consent of, in the case of Buyer, the Seller Parent and Seller, or in the case of the Seller Parent or Seller, Buyer, make any public statement or press release or any other announcement or communication to the employees, customers, or suppliers of the Acquired Companies with respect to this Agreement or the transactions contemplated hereby, or otherwise disclose to any Person the existence, terms, content, or effect of this Agreement, except to the extent that disclosure is required by a Legal Requirement or to comply with the obligations set forth in this Agreement.
7.6
COBRA Liability. Seller Parent and its Affiliates shall be responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under Section 4980B of the Code regarding any “M&A qualified beneficiaries” with regard to the Contemplated Transactions, as such term in defined in Treasury Regulation 54.4980B-9 Q&A4(b).
8.
Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligations to purchase the Membership Interests and to take the other actions required pursuant to this Agreement to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

8.1
Accuracy of Seller Parent’s and Seller’s Representations. The representations and warranties set forth in Section 3.1 (“Corporate Organization”), Section 3.2 (“Capitalization/Ownership of Membership Interests”), Section 3.3 (“Authority; No Violation”), Section 3.4 (“Consents and Approvals”), Section 3.6 (“Brokers or Finders”), and Section 3.11 (“Taxes and Tax Returns”), of this Agreement will be true and correct in all respects (other than de minimis exceptions) at and as of the Closing as if made at and as of such time (other than any representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct in all respects (other than de minimis exceptions) as of the date so specified). The other representations and warranties set forth in Article 3 will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) at and as of the Closing as if made at and as of such time (other than any representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.
8.2
Seller Parent’s and Seller’s Performance. The covenants and obligations that Seller Parent or Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.
8.3
Bring Down Certificate. Buyer will have received a certificate executed by Seller Parent and Seller confirming, (a) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1; and (b) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2.
8.4
Consents. Each of the Consents identified in Section 8.4 of Seller’s Disclosure Statement (the “Material Consents”) will have been obtained in form and substance reasonably satisfactory to Buyer and will be in full force and effect.
8.5
Governmental Authorizations. Buyer will have received such Governmental Authorizations as are necessary to allow Buyer to acquire and own the Membership Interests.
8.6
No Legal Prohibition. There will not be in effect any Legal Requirement or Order that prohibits the sale of the Membership Interests by Seller to Buyer or the consummation of any of the other Contemplated Transactions.
8.7
Closing Deliveries. Seller must have caused the documents and instruments required by Section 2.6(a) to be delivered (or tendered subject only to the Closing) to Buyer.
8.8
Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 8, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

9.
Conditions Precedent to Seller ParenT’s and Seller’s Obligations to Close

Seller Parent and Seller’s obligations to sell the Membership Interests and to take the other actions required pursuant to this Agreement to be taken by Seller Parent or Seller at the Closing, as applicable, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller or Seller Parent):

9.1
Accuracy of Buyer’s Representations. Each of the representations and warranties of Buyer set forth in Article 4 of this Agreement will be true and correct in all respects at and as of the Closing as if made at and as of such time (other than any representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct as of the date so specified), except where the failure of such representations and warranties to be so true and correct has not had an adverse effect that could materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby.
9.2
Buyer’s Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.
9.3
Bring Down Certificate. Seller will have received a certificate executed by Buyer confirming, (a) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 9.1; and (b) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 9.2.
9.4
Consents. Each of the Consents identified in Section 9.4 of Seller’s Disclosure Statement will have been obtained in form and substance satisfactory to Seller and will be in full force and effect.
9.5
No Legal Prohibition. There will not be in effect any Legal Requirement or Order that prohibits the sale of the Membership Interests by Seller to Buyer or the consummation of any of the other Contemplated Transactions.
9.6
Closing Deliveries. Buyer must have caused the documents and instruments required by Section 2.6(b) to be delivered (or tendered subject only to the Closing) to Seller.

9.7
Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 9, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
10.
Termination
10.1
Termination Events. Subject to Section 10.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)
by mutual written consent of Buyer, Seller, and Seller Parent;
(b)
by Buyer if a breach of any provision of this Agreement has been committed by Seller or Seller Parent and Seller or Seller Parent has failed to cure such breach by the End Date, in each case such that the conditions set forth in Section 8.1 or Section 8.2 could not be satisfied;
(c)
by Seller or Seller Parent if a breach of any provision of this Agreement has been committed by Buyer and Buyer has failed to cure such breach by the End Date, in each case such that the conditions set forth in Section 9.1 or Section 9.2 could not be satisfied;
(d)
by Buyer if satisfaction of any condition in Article 8 by October 2, 2023, or such later date as the Parties may agree upon (the “End Date”) becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement);
(e)
by Seller or Seller Parent if satisfaction of any condition in Article 9 by the End Date becomes impossible (other than through the failure of Seller or Seller Parent to comply with its obligations under this Agreement);
(f)
by Buyer if the Closing has not occurred on or before the End Date, unless the failure of Buyer to perform its obligations under this Agreement has been the primary cause of the failure of Closing to occur before the End Date, and such failure constitutes a material breach of this Agreement; or
(g)
by Seller or Seller Parent if the Closing has not occurred on or before the End Date, unless the failure of Seller or Seller Parent to perform its obligations under this Agreement has been the primary cause of the failure of Closing to occur before the End Date, and such failure constitutes a material breach of this Agreement.
10.2
Effect of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other right it may have under this Agreement (including under Section 13.12) or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 10.1, this Agreement will be of no further force or effect; provided, however, that, (i) this Section 10.2 and Article 13 will survive the termination of this Agreement and will remain in full force and effect; and (ii) the termination of this Agreement will not relieve any Party from any liability for any willful breach of this Agreement or Fraud occurring prior to termination.
11.
SURVIVAL; Remedies
11.1
Survival of Representations, Warranties and Covenants. This Article 11, Section 4.6, Section 4.7, and those covenants and agreements set forth in this Agreement, Buyer’s Closing Documents and Seller’s Closing Documents (collectively, the “Closing Documents”) that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. All representations and warranties and all other covenants and agreements in this Agreement and the Closing Documents shall terminate at and not survive the Closing, and there shall be no liability after the Closing in respect thereof (other than in the case of Fraud and for the benefit of the R&W Policy). Buyer acknowledges and agrees that, except in the case of Fraud, the R&W Policy shall be the sole and exclusive remedy of Buyer and its Affiliates and their respective Representatives, successors and assigns for any breach of a representation or warranty contained in this Agreement or the Closing Documents. No exclusions or limitations applicable to the R&W Policy or any failure of the R&W Policy insurer to make any payments under the R&W Policy based on any claims asserted by Buyer will increase or alter any liabilities or obligations of Seller Parent or Seller under this Agreement. The R&W Policy will not by its terms obligate Seller or Seller Parent to indemnify the R&W Insurer, and will not allow the R&W to subrogate to the rights of Buyer herein except in the case of fraud by Seller or Seller Parent.
11.2
Remedies; Specific Performance.
(a)
Notwithstanding anything in this Agreement to the contrary, no Party shall be deemed to have suffered any Losses under this Agreement arising from any item or matter that was included in the determination of final adjustment amounts, as it is the Parties’ intent that the procedures set forth in Section 2.4(d) shall provide the sole and exclusive remedies for such items and matters and that neither Buyer, its Affiliates nor their respective Representatives, successors and assigns shall have recourse pursuant to Section 11.1 or otherwise for breaches of covenants or agreements of the Seller Parent or Seller contained in this Agreement the subject matter of which were resolved pursuant to Section 2.4(d); provided, however, that Seller and Seller Parent shall be responsible for, and shall satisfy, any remaining Seller’s Expense or Debt of the Acquired Companies. Buyer covenants and agrees to use commercially reasonable efforts to mitigate any Debt relating to the obligations set forth on Section 1.1 of the Seller’s Disclosure Statement, including pursuing any claims the Acquired Companies may have against the prior owners of the assets purchased whether those claims arise pursuant to contractual indemnification or breach of warranty rights, negligent misrepresentation, fraud, tort or otherwise at law or equity, provided that Seller and Seller Parent shall be responsible for any out of pocket costs (including attorney’s fees) incurred by Buyer in pursuing such efforts, and any amounts collected by Buyer from such prior owners shall reduce the amount of Debt otherwise payable by the Seller and Seller Parent or shall be paid over to the Seller or Seller Parent to the extent the Seller or Seller Parent has previously paid such Debt.
(b)
Each of the Parties acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique and recognizes and affirms that irreparable damage would occur, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without proof of damages and without posting of bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Party bringing such action may unilaterally extend the End Date (notwithstanding the termination provisions of Article 10), so long as the Party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement or any Closing

Document. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) there is an appropriate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 11.2(b) reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Article 10 or pursue any other applicable remedy at law, including seeking money damages.
(c)
No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the consummation of the Contemplated Transactions, to rescind this Agreement, any of the Related Documents or any of the Contemplated Transactions.
11.3
Exclusive Remedy.

Following the Closing, the sole and exclusive remedy for any and all claims against the Seller Parent or Seller arising under, out of, or related to this Agreement or the Closing Documents (excluding the Restrictive Covenant Agreements and the Transition Services Agreement), except in the case of Fraud by the Seller Parent or Seller, shall be the limited remedies provided in Section 11.1. The Seller Parent and Seller in approving this Agreement has specifically relied upon the provisions of this Section 11.3 and the limited remedies provided in Section 11.1 in agreeing to the Purchase Price and the terms and conditions of this Agreement.

12.
Tax Matters
12.1
General.
(a)
Seller or Seller Parent will prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns for the Acquired Companies for all taxable periods ending on or prior to the Closing Date (each, a “Pre-Closing Income Tax Return”). Buyer will prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns for any taxable period ending on or prior to the Closing Date with respect to the Acquired Companies that have not been filed as of the Closing Date (each, a “Pre-Closing Non-Income Tax Return”). Buyer will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Straddle Period with respect to the Acquired Companies (each, a “Straddle Period Return” and, together with the Pre-Closing Non-Income Tax Returns, the “Buyer Prepared Returns”). All Pre-Closing Income Tax Returns and Buyer Prepared Returns shall be prepared in accordance with past practice of the applicable Acquired Company to the extent supportable on a “more likely than not” (or higher) basis of confidence. Each party shall furnish the other party with a copy of such Tax Returns at least twenty (20) days before such Tax Returns are filed for the other party’s review and comment on each such Tax Return for the Pre-Closing Tax Period filed after the Closing Date. Each party shall consider in good faith any changes suggested by the other party on such Tax Returns.
(b)
For purposes of this Agreement, the portion of any Tax that relates to a Straddle Period will be allocated between the Pre-Closing Straddle Period and the period of the Straddle Period that extends from the day immediately after the Closing Date to the end of the

Straddle Period in accordance with this Section 12.1(b). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, such Taxes shall be deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (B) in the case of all other Taxes, on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the end of the day on the Closing Date; provided, however, that for purposes of clause (ii), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned to the Pre-Closing Straddle Period in proportion to the number of days out of the entire Straddle Period occurring on or prior to the Closing Date.
(c)
Without the written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer and the Acquired Companies shall not, and shall cause their respective affiliates not to, (A) extend or waive, or cause to be extended or waived, or permit the Acquired Companies or extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (B) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period, (C) initiate any voluntary disclosure process regarding any Tax or Tax Return of the Acquired Companies for any Pre-Closing Tax Period, or (D) except as otherwise provided in Section 12.1(a), file, amend or otherwise modify any Tax Return of the Acquired Companies for any Pre-Closing Tax Period.
(d)
The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns or amended Tax Returns, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Article 12. Such cooperation will include, including upon Seller’s request, providing records and information that are reasonably relevant to any such matters and making personnel available on a mutually convenient basis to provide additional information.
(e)
Seller shall promptly notify Buyer in writing upon receipt by, and Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its affiliates, or the Acquired Companies, of notice of any Tax Proceeding; provided, however, that failure to provide notice of a Tax Proceeding shall not relieve any party of its obligations pursuant to this Agreement except to the extent such party was materially prejudiced by such failure. Buyer shall afford Seller, at Seller’s expense, the opportunity to control the conduct of such Tax Proceeding relating to any income Tax Returns of the Acquired Companies and Buyer shall have the right to attend or participate in such Tax Proceeding. Neither Buyer nor Seller (if Seller has exercised its right to control such Tax Proceeding) shall settle, compromise or concede any such Tax Proceeding without the written consent of the other party, which such written consent shall not be unreasonably withheld, delayed or conditioned.
(f)
The income Tax Returns for the Acquired Companies for the taxable period ending on the Closing Date shall include any income Tax deductions attributable to a Seller’s

Expense that are properly deductible by the Acquired Companies for such period to the extent supported by a “more likely than not” or higher level of confidence.
(g)
Any federal, state, local or non-U.S. sales, use, stock transfer, real estate transfer, real estate gains, transfer, stamp, registration, documentary, recording or other similar taxes or fees, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), will be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand. The party required by applicable Legal Requirements shall timely file any Tax Return or other document with respect to Transfer Taxes (and Seller and Buyer shall cooperate with respect to filing such Tax Returns and reducing or eliminating any Transfer Taxes).
13.
Miscellaneous
13.1
Expenses.
(a)
Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of its Representatives. Buyer will pay all of any application and underwriting fees (including expenses of insurer’s counsel, if applicable) and the premium for, the R&W Policy. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. For the avoidance of doubt, Seller shall be responsible for all expenses of the Acquired Companies.
(b)
All stamp, documentary, and other transfer Taxes (including any penalties and interest) incurred in connection with this Agreement, whether pertaining to the Membership Interests or any assets and properties of the Acquired Companies, will be paid by Buyer. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.
13.2
Seller’s Disclosure Statement. The information contained in the Seller’s Disclosure Statement (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and the representations and warranties made in any other Section or subsection of this Agreement to the extent the applicability of such information in the Seller’s Disclosure Statement to such other Section or subsection is reasonably apparent on its face.
13.3
Further Assurance. The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.
13.4
Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which Buyer is subject) and constitutes (along with the Seller’s Disclosure Statement and Buyer’s Disclosure, the exhibits, annexes, and the other documents and agreements to be delivered pursuant to this Agreement, including the Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.
13.5
Modification. This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by each of the Parties hereto.
13.6
Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other Party, except that Buyer may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the Contemplated Transactions, to an Affiliate of Buyer, or to a successor in interest to Buyer. Any purported assignment of rights or delegation of obligations in violation of this Section 13.6 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the Parties.
13.7
No Third Party Rights. Other than the Indemnified Parties and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.
13.8
Governing Law. All matters relating to or arising out of this Agreement or any Contemplated Transactions and the rights of the Parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law.
13.9
Jurisdiction; Service of Process. Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any Contemplated Transactions shall be brought in the courts of the State of Tennessee, County of Williamson, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Tennessee, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transactions in any other court. Each Party acknowledges and agrees that this Section 13.9 constitutes a voluntary and bargained-for agreement between the Parties. Process in any Proceeding referred to in the first sentence of this Section may be served on any Party anywhere in the world, including by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.14. Nothing in this Section 13.9 will affect the right of any Party to serve legal process in any other manner permitted by law or at equity.
13.10
Waiver of Jury Trail. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED

TRANSACTIONS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY, OR OTHERWISE.
13.11
Attorneys’ Fees. In the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.
13.12
Enforcement of Agreement. Each Party acknowledges and agrees that the other Party would be irreparably harmed if any of the provisions of this Agreement or any Closing Document are not performed in accordance with their specific terms and that any breach of this Agreement or any Closing Document by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which a Party may be entitled at law or in equity, each Party shall be entitled to enforce any provision of this Agreement or any Closing Document by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.
13.13
No Waiver. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party; (b) a waiver given by a Party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
13.14
Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, e-mail address, or Person as a Party may designate by notice to the other parties):

Seller Parent or Seller:

American Health Companies, LLC

201 Jordan Road, Suite 200

Franklin, TN 37067

Attention: President

Email: MBailey@amhealthpartners.com

with a copy to:

Philip Clark

General Counsel

201 Jordan Road, Suite 200

Franklin, TN 37067

Email: PClark@amhealthpartners.com

and to

Bradley Arant Boult Cummings LLP
Attention: John W. Titus
1600 Division Street, Suite 700
Nashville, TN 37203

E-mail address: jtitus@bradley.com

Buyer:

Addus HealthCare, Inc.

6303 Cowboys Way, Suite 600

Frisco, Texas 75034

Attn: Sean Gaffney, EVP & Chief Legal Officer

Email: sgaffney@addus.com

with a copy to:

Bass, Berry & Sims PLC

150 Third Ave. South, Suite 2800

Nashville, Tennessee 37201

Attn: David Cox

Email: dcox@bassberry.com

13.15
Post-Closing Representation of Seller. Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of Representatives and Related Persons that Bradley Arant Boult Cummings LLP (“Bradley”) has acted as counsel to Seller Parent, Seller, and the Acquired Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of Contemplated Transactions. Buyer agrees, and shall cause the Acquired Companies to agree, that, following the Closing, such representation and any prior representation of the Acquired Companies by Bradley shall not preclude Bradley from serving as counsel to Seller, Seller Parent, or any Related Person of Seller or Seller Parent in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Related Persons to consent to waive any conflict of interest arising from such representation.

13.16
Attorney Client Privilege Carve Out. All communications involving attorney-client confidences between Seller Parent, Seller, Acquired Companies, or their Related Persons and Bradley pertaining to the negotiation of this Agreement and the documentation and consummation of the Contemplated Transactions that are legally privileged (the “Privileged Communications”) belong solely to Seller Parent, Seller, and their Related Persons (and not the Acquired Companies) and the expectation of client confidence relating thereto shall belong solely to Seller Parent and Seller and shall not pass to or be claimed by Buyer or the Acquired Companies. Accordingly, Buyer acknowledges that neither the Acquired Companies nor Buyer shall have access to any such communications or to the files of Bradley relating to such matters, whether or not the Closing shall have occurred, and the Buyer and the Acquired Companies hereby covenant and agree that they shall use commercially reasonable efforts to avoid a knowing waiver of any Privileged Communications that may be held in any computer files, email files, servers, or physical books and records that may be in the possession of Buyer or the Acquired Companies after the Closing.
13.17
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
13.18
Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
13.19
Counterparts and Electronic Signature
(a)
This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Parties.
(b)
A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed and delivered this Membership Interests Purchase Agreement as of the date first written above.

Buyer:

Addus HealthCare, Inc.

By: /s/ R. Dirk Allison

Name: R. Dirk Allison

Title: Chief Executive Officer

Seller Parent:

American Health Companies, LLC

By: /s/ Michael Bailey

Name: Michael Bailey

Title: Chief Executive Officer

Seller:

HHH Newco Holdings, LLC

By: /s/ Michael Bailey

Name: Michael Bailey

Title: Chief Executive Officer

Acquired Companies:

American Home Care, LLC

By: /s/ Michael Bailey

Name: Michael Bailey

Title: Chief Executive Officer

Homecare, LLC

By: /s/ Michael Bailey

Name: Michael Bailey

Title: Chief Executive Officer

Tri-County Home Health and Hospice, LLC

By: /s/ Michael Bailey

Name: Michael Bailey

Title: Chief Executive Officer

Tennessee Valley Home Care, LLC

By: /s/ Michael Bailey

Name: Michael Bailey

Title: Chief Executive Officer